Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 2, 2019

AMONG

ASTELLAS PHARMA INC.,

ASILOMAR ACQUISITION CORP.

AND

AUDENTES THERAPEUTICS, INC.

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-iii-

Annex I	Offer Conditions
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 2, 2019, among ASTELLAS PHARMA INC., a company organized under the laws of Japan (“Parent”), ASILOMAR ACQUISITION CORP., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and AUDENTES THERAPEUTICS, INC., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.00001 per share, of the Company (collectively, the “Company Common Stock”) at a price per share equal to $60.00 net to the seller in cash, without interest (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);

WHEREAS, following the consummation of the Offer, the parties intend that Merger Sub will be merged (the “Merger”) with and into the Company on the terms and subject to the conditions set forth in this Agreement (with the Merger being governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”));

WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and the stockholders of the Company (the “Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger in accordance with the DGCL, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time, and (iv) determined to recommend that the Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer (the “Company Recommendation”); and

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

SECTION 1.1. Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing confidentiality and other terms that are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Parent has been, or is, concurrently with the entry by the Company into such confidentiality agreement, released (and notified of such release) from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest (in writing or otherwise) from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, asset acquisition, sale, joint venture, license, collaboration, research and development or other similar transaction involving assets or businesses that constitute or represent 15% or more of the consolidated revenue, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) any sale of all, substantially all or any material portion of rights to, or license of, or joint venture or partnership with respect to the Company Products AT132 or AT845 or any successors thereof (other than a non-exclusive and non-material license granted by the Company or a Company Subsidiary in the ordinary course of business consistent with past practice) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, the business of which constitutes 15% or more of the consolidated revenue, net income or assets of the Company and the Company Subsidiaries, taken as a whole.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York, and Tokyo, Japan are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partners” means any of the Company’s or any Company Subsidiary’s licensees or licensors or any Third Party with which the Company or any Company Subsidiary has entered into a Material Contract that primarily relates to the material research, development, supply, manufacturing or commercialization of any Company Product(s).

“Company Board” means the Board of Directors of the Company.

“Company Charter Documents” means the Certificate of Incorporation and the Bylaws of the Company, each as amended, restated, supplemented or otherwise modified from time to time.

“Company Employee Benefit Plan” means any benefit plan, program, policy, practice, trust, fund, Contract, agreement or arrangement maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary (or any ERISA Affiliate of the Company or any Company Subsidiary) or under which the Company or any Company Subsidiary (or any ERISA Affiliate of the Company or any Company Subsidiary) has or would reasonably be expected to have any liability (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including any pension, profit-sharing, 401(k) retirement, bonus, incentive compensation, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, employment, Contractor, unemployment, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other employee or fringe benefit plan, program, policy, practice, trust, fund, Contract, agreement or arrangement that provides benefits to employees, non-employee directors, consultants or any other independent contractor.

“Company Intellectual Property” means all Intellectual Property owned, controlled, licensed or used or held for use by the Company or any Company Subsidiary, including Owned Company Intellectual Property and Non-Owned Company Intellectual Property.

“Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, that has had a material adverse effect on (i) the business, operations, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions on or before the Outside Date; provided that no such event, condition, change, occurrence or development of a state of facts shall be considered in determining whether a Company Material Adverse Effect has occurred for purposes of clause (i) above to the extent that it results from (1) changes or proposed changes in any applicable Law or GAAP or interpretation thereof, (2) changes generally affecting the economy, or financial, credit or securities markets or regulatory, legislative or political conditions, in each case in the United States or elsewhere in the world, (3) general conditions (or changes therein) in the industry in which the Company and the Company Subsidiaries operate, (4) any Transaction Litigation, (5) geopolitical conditions, the outbreak of hostilities, acts of terrorism, acts or threats of war, sabotage, cyber-intrusion, epidemics, natural or man-made disasters, weather-related event, fire or any national or international calamity, crisis or disaster or any escalation or worsening thereof occurring after the date hereof, (6) any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues, earnings or other financial or operating metrics for any period before, or ending on or after the date hereof, or changes in the market price or trading volume of the Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (7) the announcement or pendency of the Transactions or the identity of Parent (including any loss of or adverse change in the relationship of the Company and the Company Subsidiaries with their respective employees, contractors, customers, partners, suppliers, vendors, service providers, collaboration partners, licensors, licensees or any party having material business dealings with the Company), it being understood and agreed that this clause (7) shall not apply with respect to any representation or warranty the purpose of which is to expressly address the consequences of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of obligations hereunder, (8) the compliance with the express covenants contained in this Agreement (excluding the requirement that the Company comply with Section 7.1(a)), (9) any action not required by the terms of this Agreement and taken by the Company at Parent’s written request or with Parent’s written consent, (10) the results of, or data derived from, preclinical or clinical studies of any competitors of the Company or announcements thereof, including with respect to any side effects, adverse events or safety observations, (11) FDA approval (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of the Company’s products or product candidates or (12) any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or private payors, or any representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any of the products or product candidates of the Company or of any competitors of the Company; provided (A) in each case with respect to clauses (1), (2), (3) and (5), only if the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected by such changes or events relative to other companies in the biotechnology or pharmaceutical industry, and then only to the extent of such disproportionate impact and (B) in each case with respect to clause (12), only to the extent such event, condition, change, occurrence or development of a state of facts does not result from any action taken (or the failure to take any action) by or at the direction of the Company or any Company Subsidiary constituting fraud.

“Company Product” means any of the Company’s or any Company Subsidiary’s marketed, investigational, or preclinical products, including any active substance alone or in combination with other key components such as viral vectors or components thereof, non-viral vectors or components thereof, plasmids or components thereof, transgenes or components thereof, isolated cells containing any of the foregoing or pharmaceutical compositions containing any of the foregoing. “Company Product” shall include AT132, AT845, AT342, AT307, AT720, AT702, AT751, AT753, AT466 and AT808.

“Company RSU” means any restricted stock unit with respect to shares of Company Common Stock, whether or not vested, that was granted under a Stock Plan.

“Company Stock Option” means any unexpired and unexercised option to purchase shares of Company Common Stock, whether or not vested, that was granted under a Stock Plan.

“Company Subsidiaries” means the Subsidiaries of the Company, and each a “Company Subsidiary.”

“Company Subsidiary Charter Documents” means the certificate of incorporation and bylaws of the Company Subsidiaries, each as amended, restated, supplemented or otherwise modified from time to time.

“Confidentiality Agreement” means the letter agreement dated October 15, 2019, between the Company and Parent.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Copyrights” means (i) all copyrights (including all copyrights in any packaging, package inserts, marketing or promotional materials, labeling information or other text provided to consumers), mask works, and similar rights, whether registered or unregistered, and all rights in any copyrightable works, in each case, throughout the world, and (ii) all registrations and applications, including extension, restorations and renewals, for any of the foregoing.

“EMA” means the European Medicines Agency.

“Environmental Laws” means any Law, Judgment or Authorization relating to pollution, the environment, natural resources, or human health and safety, including any of the foregoing relating to (i) the presence, receipt, manufacture, processing, generation, use, distribution, transport, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance, (ii) air, indoor air, water (including ground, surface and drinking water), land surface or subsurface strata, noise or odor pollution, (iii) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance or (iv) the health and safety of employees and other persons.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exclusively Licensed Intellectual Property” means all Non-Owned Company Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary including any Non-Owned Company Intellectual Property that is exclusively licensed for any Company Product, including reagents for manufacturing, methods of manufacturing or methods of use thereof, or any field of use (whether or not the license is subject to retained rights of the licensor or other Persons).

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and all other matters related to the Transactions.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301-399.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, national, federal, state, provincial, municipal, local or foreign governmental, judicial, quasi-judicial, legislative, executive, regulatory (including stock exchange) or administrative authority, department, agency, organization, body, court, arbitration tribunal, instrumentality or official, including any political subdivision thereof.

“Hazardous Substance” means (i) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, (ii) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls or (iii) any substance, waste or material regulated under any Environmental Law or that is capable of causing harm or injury to human health, natural resources or the environment or would reasonably be expected to give rise to liability or any obligation to remediate under any applicable Law.

“Health Care Laws” means the following U.S. Laws and applicable foreign equivalents: federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the Stark Law (42 U.S.C. §1395nn); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and any other similar Law, including the price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the Veterans Health Care Act (38 U.S.C. § 8126), regulatory requirements applicable to sales on the Federal Supply Schedule or under any state pharmaceutical assistance program or United States Department of Veterans Affairs agreement, and any successor government programs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including the following: (i) Patents, (ii) Trademarks, (iii) IT Assets, (iv) Copyrights, (v) Know-How, (vi) all rights in designs, databases, collections and compilations of data, (vii) domain names (both gTLDs and ccTLDs), (viii) all rights to sue for past, present and future infringements, misappropriations or other violations of any of the foregoing, (ix) all rights to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims and damages and (x) all other rights similar or pertaining to any of the foregoing in any country worldwide.

“Intervening Event” means any material fact, event, change, development or circumstance occurring or arising after the date hereof and that was neither known to, nor reasonably foreseeable by, the Company Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable as of the date hereof), affecting the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, and not relating to any Acquisition Proposal, which material fact, event, change, development or circumstance becomes known to the Company Board after the date hereof and prior to the Acceptance Time, other than (i) the receipt, existence of or terms of an Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof, (iii) developments or changes in the biotechnology, gene therapy or pharmaceutical industry generally, (iv) changes, in and of itself, in the market price or trading volume of the shares of Company Common Stock or (v) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation (excluding any public networks).

“Know-How” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and similar proprietary rights in confidential information of any kind, inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, chemical and biological materials, devices, methods, patterns, formulations and specifications.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, claim, charge, hypothecation, option, right of first refusal, right of first offer, covenant not to sue, security interest or encumbrance of any kind or nature whatsoever.

“made available to Parent” means that such information, document or material was: (i) publicly available and filed as an exhibit to a Company SEC Document on the SEC EDGAR database after December 31, 2018 and at least three days prior to the date of this Agreement, (ii) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 24 hours prior to the date of this Agreement; or (iii) made available for review by Parent or Parent’s Representatives at least 24 hours prior to the date of this Agreement in the electronic data room hosted by Intralinks and maintained by the Company in connection with the Transactions.

“NASDAQ” means the NASDAQ Global Market.

“Non-Owned Company Intellectual Property” means all Company Intellectual Property that is not Owned Company Intellectual Property.

“Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned, whether wholly or jointly with others, by the Company or any Company Subsidiary.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate, has had a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement and consummate the Transactions on or before the Outside Date.

“Patents” means all national, regional and international statutory invention registrations, patents and patent applications of any kind, including provisional and nonprovisional patent applications, utility models, petty patents, reissue patents, continuation and divisional patent applications, substitutions, reexaminations and design patents and certificates of invention and any similar rights, including so-called pipeline protection, patent term extension and supplemental protection certificates, and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application

“Permitted Lien” means any (i) Lien that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) Lien that arises out of immaterial, non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice and (iv) Lien with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental applicable Law that are not violated by the current or proposed use of such real property or the operation of the business of the Company and the Company Subsidiaries.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity, including any Governmental Authority.

“Personal Data” means all data or information that is linked to an identified or reasonably identifiable person and any other data or information that constitutes personal data or personal information under any applicable Law relating to privacy, data protection, or other Laws pertaining to Data Protection and Information Security, which information includes any genetic data, financial, credit, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, any device identifier, or any other information that constitutes protected health information under 45 C.F.R. § 160.103.

“PHSA” means the Public Health Service Act, 42 U.S.C. § 201-300mm-61.

“Pre-Closing Period” means the period from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article 9.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stock Plans” means the Company’s 2012 Equity Incentive Plan, as amended, the Company’s 2016 Equity Incentive Plan, as amended, the Company’s 2018 Equity Inducement Plan and any other equity plans, agreements or arrangements of the Company or any Company Subsidiary, other than the ESPP.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests that is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means a bona fide written Acquisition Proposal made by any Third Party after the date hereof and not as a result of the Company’s breach of Section 7.8 that is on terms that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal (including any conditions to closing, financing, timing, any applicable break-up fees and expense reimbursement provisions, and ability of such Third Party to consummate the Acquisition Proposal), (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.8(d)) and (ii) is reasonably likely to be consummated on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15% or more” shall be deemed to be references to “more than 50%”.

“Takeover Provisions” means any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or similar state anti-takeover laws and regulations, and any similarly restrictive provision in the Company Charter Documents or the Company Subsidiary Charter Documents.

“Tax Return” means any report, return, statement, declaration or other written information supplied to, or required to be supplied to, any Governmental Authority in connection with the determination, assessment, reporting or collection of any Taxes, including any amendments thereof or attachments thereto.

“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, or indemnification agreement or arrangement, other than any agreement that is pursuant to an ordinary-course commercial Contract the primary purpose of which does not relate to Taxes.

“Taxes” means all federal, state, local or foreign taxes, levies, imposts, duties or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, gross receipts, minimum, base-erosion anti-abuse, transfer, excise, property, escheat, unclaimed property, sales, use, value-added, goods and services, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental and other governmental taxes and charges in lieu of or in the nature of taxes, including any interest, penalties and additions to tax with respect thereto and any penalties imposed for any failure to timely, correctly or completely file any Tax Return.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“To the knowledge of the Company” and similar phrases mean the actual knowledge of the officers and employees listed on Section 1.1(a) of the Company Disclosure Letter, after making reasonable inquiry.

“Trademarks” means (i) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, product configuration rights, industrial designs and other identifiers of source, origin or quality and all other general intangibles of a like nature, whether registered or unregistered, (ii) all registrations and applications for any of the foregoing and all renewals thereof and (iii) all other rights similar to the foregoing in any country, together with all goodwill associated with any of the foregoing.

“Transaction Litigation” means any Proceeding asserted, threatened or commenced against the Company or any of its directors or officers by any Stockholder (in its capacity as such or through a derivative action) relating to the Offer, the Merger, or the other Transactions, including any Proceeding relating to the disclosure in the Offer Documents or the Schedule 14D-9 or challenging or seeking to restrain or prohibit the consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar provision of state Law that applies to the Company or any Company Subsidiary.

(b) The following terms are defined in the following sections of this Agreement:

Term	Section
Acceptance Time	2.1(b)
Agreement	Preamble
Antitrust Laws	5.3(c)
Appraisal Shares	4.9
Authorizations	5.16(b)
Bankruptcy and Equity Exception	5.3(a)
Book-Entry Shares	4.2(a)
Capitalization Date	5.2(a)
Certificate	4.2(a)
Certificate of Merger	3.4
Change of Recommendation Notice	7.8(d)
Closing	3.3
Closing Date	3.3
Company	Preamble
Company Adverse Recommendation Change	7.8(c)
Company Common Stock	Introduction
Company Disclosure Letter	Article 5
Company Financial Statements	5.6(a)
Company Recommendation	Introduction
Company RSU	4.4(b)
Company SEC Documents	5.5(a)
Company Securities	5.2(b)
Company Stock Option	4.4(a)
Company Subsidiary Securities	5.4(b)
Continuing Employees	7.2(a)
Contractors	5.12(b)
D&O Insurance	7.9(c)
Data Protection and Information Security Law	5.27(a)
Delaware Courts	10.4(b)
DGCL	Introduction
Effective Time	3.4
ESPP	4.5
Exchange Fund	4.3(a)
Excluded Share	4.2(a)
Excluded Shares	4.2(a)
Expiration Date	2.1(e)
Federal Health Care Programs	5.19(k)
Final Offering Period	4.5
GLPs	5.19(c)
IND	5.19(e)

Term	Section
Indemnified Party	7.9(a)
Indemnified Proceeding	7.9(b)
Initial Expiration Date	2.1(e)
Insurance Policies	5.21
Judgment	5.3(b)
Law	5.3(b)
Lease	5.20(b)(i)
Leased Real Property	5.20(b)(i)
Material Contract	5.18(a)
Merger	Introduction
Merger Consideration	4.2(a)
Merger Sub	Preamble
Offer	Introduction
Offer Closing	2.1(b)
Offer Conditions	2.1(b)
Offer Documents	2.1(d)
Offer Price	Introduction
Option Payments	4.4(a)
Outside Date	9.1(b)(i)
Parent	Preamble
Paying Agent	4.3(a)
Proceedings	5.8
Reference Date	5.5(a)
RSU Payments	4.4(b)
Schedule 14D-9	2.2(a)
Security Incident	5.27(b)
Specified Agreement	9.1(d)(i)
Specified Persons	7.8(a)
Stockholders	Introduction
Surviving Corporation	3.1
Tendered Shares	2.1(b)
Termination Fee	9.3(b)
Willful Breach	9.2

SECTION 1.2. Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, table of contents and headings included herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. References (a) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder, provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule, (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement and (f) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires. Unless otherwise provided in or required by this Agreement, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless otherwise provided in or required by this Agreement, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

THE OFFER

SECTION 2.1. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and the Company is prepared in accordance with Section 2.2(a) to file with the SEC, and to disseminate to the Stockholders, the Schedule 14D-9 on the same date as Merger Sub commences the Offer, as promptly as practicable (but in no event later than 10 Business Days) after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer.

(b) The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any shares of Company Common Stock pursuant to the Offer are subject to the terms and the satisfaction or waiver (as provided in Section 2.1(c) below) of the conditions set forth in Annex I (the “Offer Conditions”). On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (the “Tendered Shares”) promptly on or after the Expiration Date (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3)

under the Exchange Act)). The acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date and time at which the Offer Closing occurs is referred to in this Agreement as the “Acceptance Time.” Parent shall provide, or cause to be provided, to Merger Sub on a timely basis funds necessary to purchase and pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to accept for payment and purchase pursuant to the Offer. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(c) Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions other than the Minimum Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided that, unless otherwise provided in this Agreement or previously approved by the Company in writing, Parent and Merger Sub shall not: (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the maximum number of shares of Company Common Stock subject to or sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the Offer Conditions or amend, modify or supplement any condition in a manner adverse to the Stockholders, (iv) waive, modify or amend the Minimum Condition, (v) amend any other term of the Offer in a manner that is materially adverse to the Stockholders or (vi) extend or otherwise change the Expiration Date except as required or permitted by Section 2.1(e). The Offer may not be terminated prior to the Expiration Date, unless this Agreement is terminated or withdrawn in accordance with Section 9.1.

(d) On the date the Offer is commenced, Merger Sub shall, and Parent shall cause Merger Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall include an offer to purchase, letter of transmittal, summary advertisement and other required ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and cause the Offer Documents to be disseminated to the Stockholders to the extent required by applicable Law. The Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents. Merger Sub shall, and Parent shall cause Merger Sub to, cause the Offer Documents to comply in all material respects with the Exchange Act, the rules and regulations thereunder, and other requirements of applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, the Company Subsidiaries and the Stockholders that may be required to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 2.1(d), including communication of the Offer to the record and beneficial Stockholders. Each of the parties agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable Law. Parent and Merger Sub shall provide the Company and its counsel with any comments (including a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Except from and after a Company Adverse Recommendation Change or in connection with any disclosures by Parent or Merger Sub in response to any public announcement expressly permitted by Section 7.8(f), prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the Stockholders, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company with a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any comments provided by the Company. Parent and Merger Sub shall use reasonable best efforts to respond promptly to any such SEC comments.

(e) Unless extended or earlier terminated pursuant to and in accordance with the terms of this Agreement, the Offer shall remain open until midnight, New York City time, at the end of the 20th business day (for purposes of this Section 2.1(e), calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (the “Initial Expiration Date”) or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Agreement or as may be required by applicable Law, the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”). Notwithstanding the foregoing, (i) if on the then-effective Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions in consecutive increments of not more than 10 Business Days each (the length of such period to be determined by Parent and Merger Sub in their discretion), or for such longer period as the parties may agree in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Conditions, other than the Minimum Condition); provided that, if all Offer Conditions other than the Minimum Condition have been satisfied or waived, Merger Sub shall not be required to extend the Offer pursuant to this clause (i) for more than 20 Business Days and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff; provided that Merger Sub shall not in any event be required to extend the Offer beyond the Outside Date. In the event that this Agreement is validly terminated pursuant to Section 9.1, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all Tendered Shares to the registered holders thereof.

SECTION 2.2. Company Action.

(a) As promptly as practicable on the date that the Offer Documents are filed with the SEC, the Company shall, concurrently with or following the filing of the Schedule TO, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that contains the Company Recommendation and the fairness opinion delivered by Centerview Partners LLC (and a fair summary thereof), and shall promptly disseminate the Schedule 14D-9 to the Stockholders together with the Offer Documents as required by Rule 14d-9 under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act, the rules and regulations thereunder, and other requirements of applicable Law. The Schedule 14D-9 will also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL in connection with a merger effected pursuant to Section 251(h) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. Parent and Merger Sub shall as promptly as reasonably practicable following the date hereof furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the parties agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable Law. The Company shall provide Parent, Merger Sub and their counsel with any comments (including a summary of oral comments) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Except from and after a Company Adverse Recommendation Change or in connection with any disclosures that are expressly permitted by Section 7.8(f), prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or dissemination thereof to the Stockholders, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any comments provided by Parent or Merger Sub. The Company shall use reasonable efforts to respond promptly to any such SEC comments.

(b) The Company shall promptly after the date hereof provide to Parent, or cause to be provided to Parent, a list of the Stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Common Stock and lists of securities positions of Company Common Stock held in stock depositaries, in each case accurate and complete as of the most recent practicable date and shall promptly furnish Merger Sub with such additional information and assistance (including updated lists of the Stockholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in connection with the Offer. Parent and Merger Sub and their agents shall treat the information contained in any such labels, listings and files in accordance with the terms of the Confidentiality Agreement.

ARTICLE 3

THE MERGER

SECTION 3.1. The Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Offer Closing. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) (but in any event no later than one Business Day) of the Offer Closing at the Acceptance Time, without a meeting of Stockholders, in accordance with Section 251(h) of the DGCL.

SECTION 3.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under this Agreement and the DGCL.

SECTION 3.3. Closing. Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Covington & Burling LLP, One CityCenter, 850 Tenth Street, NW, Washington, DC 20001-4956 as soon as practicable following the Acceptance Time, on a date to be specified by the parties, which shall be no later than the third Business Day after the date the conditions set forth in Article 8 (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time, or on such other date as Parent and the Company may mutually agree (such date upon which the Closing occurs, the “Closing Date”).

SECTION 3.4. Effective Time. Concurrently with, or as soon as practicable on the Closing Date, after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

SECTION 3.5. Surviving Corporation.

(a) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time so as to read in its entirety as set forth in Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(c) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the

Effective Time, be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be. The Company shall use reasonable best efforts to cause each director of the Company immediately prior to the Effective Time to resign from the Company Board, to be effective as of, and conditioned upon the occurrence of, the Effective Time.

ARTICLE 4

CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 4.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

SECTION 4.2. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 4.2(b) and (ii) any Appraisal Shares (each of such shares described in clauses (i) and (ii), an “Excluded Share” and collectively, the “Excluded Shares”)) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of either a certificate representing any such shares of Company Common Stock (each, a “Certificate”) or book-entry shares representing such shares of Company Common Stock (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, as the case may be, (i) the Merger Consideration payable with respect to such shares of Company Common Stock upon surrender of such Certificate or Book-Entry Shares in accordance with Section 4.3, without interest or (ii) the payment referred to in Section 4.9, in the case of each Certificate formerly representing shares of Company Common Stock or Book-Entry Shares owned by dissenting stockholders.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto.

SECTION 4.3. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of such shares of Company Common Stock (other than the Excluded Shares) shall become entitled pursuant to Section 4.2.

At or immediately following (but no later than one Business Day after) the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the holders of shares of Company Common Stock (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.2(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to the Stockholders, be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by Section 4.2 or affect the amount of Merger Consideration payable in respect of the shares of Company Common Stock and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any and all interest or other amounts earned with respect to such funds shall become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.2 shall be promptly returned to Parent. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses of the Paying Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of the shares of Company Common Stock.

(b) Exchange Procedures. As promptly as practicable (but no later than two Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates and to each holder of record of Book-Entry Shares, in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 4.2(a), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other customary provisions as Parent may reasonably specify and are reasonably acceptable to the Company (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate for cancelation, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 4 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 4. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender or exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or book entries, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 4, except as otherwise provided by applicable Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six months after the Effective Time shall be delivered to Parent or one of its Affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 4 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration, without any interest thereon and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 4.3(b).

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Merger Consideration or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate or Book-Entry Share pursuant to this Article 4 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such Person’s compliance with the exchange procedures set forth in Section 4.3(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 4.

SECTION 4.4. Company Equity Awards.

(a) Treatment of Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option under any Stock Plan shall, to the extent unvested, become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or the parties hereto, each Company Stock Option shall be canceled and, in exchange therefor, each former holder of any such canceled Company Stock Option shall be entitled to receive, in consideration of the cancelation of such Company Stock Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to such cancelation and (ii) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Company Stock Option immediately prior to such cancelation (such amounts payable hereunder being referred to as the “Option Payments”). No holder of a Company Stock Option that, as of immediately prior to such cancelation, has an exercise price per share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such canceled Company Stock Option. From and after the Effective Time, each Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the corresponding Option Payment, if any. On the first applicable payroll payment date following the Closing or, if such payroll payment date is less than five days after the Closing, as promptly as practicable thereafter (but in no event later than five days after such payroll payment date), the Surviving Corporation shall make (or cause to be made) by a payroll payment and subject to withholding, if any, as described in Section 4.8, to each holder of Company Stock Options, such holder’s Option Payment.

(b) Treatment of Company RSUs. Immediately prior to the Effective Time, each Company RSU under any Stock Plan shall, to the extent unvested, become fully vested effective immediately prior to, and contingent upon, the Effective Time. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or the parties hereto, each Company RSU shall be canceled and, in exchange therefor, each former holder of any such canceled Company RSU shall be entitled to receive, in consideration of the cancelation of such Company RSU and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to such cancelation and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”). On the first applicable payroll payment date following the Closing or, if such payroll payment date is less than five days after the Closing, as promptly as practicable thereafter (but in no event later than five days after such payroll payment date), the Surviving Corporation shall make (or cause to be made) by a payroll payment and subject to withholding, if any, as described in Section 4.8, to each holder of Company RSUs, such holder’s RSU Payment.

(c) Termination of Stock Plans. As of the Effective Time, all Stock Plans and equity awards shall be terminated and no further shares of Company Common Stock, Company Stock Options, Company RSUs, equity interests or other rights with respect to shares of stock of the Company shall be granted thereunder.

(d) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effect the transactions described in this Section 4.4.

SECTION 4.5. Employee Stock Purchase Plan. The Company, the Company Board and the Compensation Committee thereof, as applicable, shall take all actions necessary to terminate the Company’s 2016 Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder as of the day immediately prior to the Expiration Date, contingent upon the occurrence of the Closing, and to otherwise effectuate the treatment of the ESPP as contemplated in this Section 4.5. From and after the date hereof, the Company shall (a) take all actions necessary to ensure that (i) no new participants are permitted to participate in the ESPP and that participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement and (ii) except for the offering or purchase period (if any) under the ESPP that is in effect on the date hereof (the “Final Offering Period”), no offering or purchase period shall be authorized, continued or commenced following the date hereof and (b) provide notice to participants describing the treatment of the ESPP pursuant to this Section 4.5. If the Effective Time occurs during the Final Offering Period, the Final Offering Period shall terminate no later than the day immediately prior to the Expiration Date, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on such termination date with respect to any then-outstanding purchase rights. Notwithstanding anything to the contrary herein, (x) all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole shares of Company Common Stock under the terms of the ESPP for such offering period, which shares of Company Common Stock shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 4.2(a) as promptly as practicable following the purchase of shares of Company Common Stock and (y) the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

SECTION 4.6. Further Action. The parties agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Closing without a meeting of the Stockholders, as provided in Section 251(h) of the DGCL.

SECTION 4.7. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, during the period between the date hereof and the Effective Time, the number of outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall be changed into a different number of shares or securities or a different class, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 4.7 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 4.8. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be and paid over to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding. Parent shall use commercially reasonable efforts to notify the Company in writing at least five Business Days prior to the Closing Date of any obligation to withhold Tax on any payments with respect to Company Common Stock, other than (a) with respect to U.S. backup withholding Taxes, (b) as a result of a failure by any person to provide a U.S. federal withholding certificate on IRS Form W-9 or the applicable IRS Form W-8, or of the Company to comply with Section 7.16(a) or (c) with respect to a payment in the nature of compensation to be made to service providers or former service providers of the Company. Parent and the Company shall each use commercially reasonable efforts to cooperate with each other to mitigate and reduce such withholding to the extent permitted by applicable Tax Law.

SECTION 4.9. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive Merger Consideration and shall entitle the holder only to payment for such Appraisal Shares in accordance with and to the extent provided by Section 251(h) and Section 262 of the DGCL; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then such Appraisal Shares shall automatically be deemed to have been converted as of the Effective Time into, and become exchangeable solely for the right to receive, Merger Consideration as provided in Section 4.2(a). The Company shall serve notice to Parent within one Business Day of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time) all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any cash deposited with the Paying Agent pursuant to Section 4.3(a) with respect to shares of Company Common Stock that become Appraisal Shares shall be returned to Parent upon demand therefor.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the particular Section (or, if applicable, subsection) of this Article 5 to which such exception relates (including any disclosure contained in any other section (or, if applicable, subsection) of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such other representation and warranty) and (b) disclosure in the Company SEC Documents filed after

January 1, 2017 and at least three Business Days prior to the date hereof, excluding, in each case, any exhibits or schedules thereto, any information in the “Risk Factors” or “Note About Forward-Looking Statements” sections thereof and any other forward-looking statements therein (it being acknowledged and agreed that clause (b) shall not apply to any representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.10), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 5.1. Organization. The Company is (a) a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified or licensed to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Company Charter Documents as in effect on the date hereof.

SECTION 5.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share. At the close of business on November 29, 2019 (the “Capitalization Date”), there were (1) 45,857,989 shares of Company Common Stock issued and outstanding, (2) no shares of preferred stock outstanding, (3) no shares of Company Common Stock held by the Company in its treasury, (4) outstanding Company Stock Options to purchase an aggregate of 5,059,174 shares of Company Common Stock with a weighted-average exercise price of $21.9953, (5) 493,194 shares of Company Common Stock subject to outstanding Company RSUs under the Stock Plans, (6) 3,218,286 shares of Company Common Stock reserved for issuance in respect of future awards under the Stock Plans and (7) 535,756 shares of Company Common Stock reserved for issuance under the ESPP. Such issued and outstanding shares of capital stock of the Company have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable, and free of preemptive rights. $223,057 is the maximum aggregate dollar amount that could be contributed to the ESPP on a monthly basis for the current offering period, based on the participants who participate in the ESPP and their payroll deductions and purchase elections, in each case as in effect on the date of this Agreement.

(b) Section 5.2(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of each outstanding Company Stock Option and Company RSU, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

(c) From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued any Shares, or any other capital stock or Company Securities, except upon the exercise of the Company Stock Options or vesting of Company RSUs, in each case outstanding as of the close of business on the Capitalization Date and as disclosed in this Section 5.2(c) of the Company Disclosure Letter.

(d) Other than the Company Common Stock, there are no outstanding bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote, including warrants (or, other than the outstanding Company Stock Options, purchase rights under the ESPP and Company RSUs), convertible into or exchangeable for, securities having the right to vote on any matters on which the Stockholders may vote. Except as set forth in this Section 5.2, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities, or ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as “Company Securities”).

(e) There are no outstanding contractual obligations of the Company or of any Company Subsidiary of any kind to redeem, purchase or otherwise acquire any Company Securities.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or any Company Subsidiary.

SECTION 5.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved, subject to Section 7.8, to recommend acceptance of the Offer by the Stockholders and (iv) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Transactions not to be subject to any Takeover Provision that might otherwise apply to the Transactions. As of the date hereof, none of the foregoing resolutions of the Company Board have been amended, rescinded or modified. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability (the “Bankruptcy and Equity Exception”). Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the Transactions.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the Company Charter Documents or any Company Subsidiary Charter Documents, (ii) assuming compliance with the matters referred to in Section 5.3(c), conflict with or result in a violation or breach of any applicable judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any provision of any applicable statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), (iii) assuming compliance with the matters referred to in Section 5.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any Contract binding upon the Company or any Company Subsidiary or any Authorization affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings pursuant to the HSR Act and applicable foreign competition and antitrust Laws (collectively, “Antitrust Laws”), if any, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws, (iv) compliance with any NASDAQ rules and (v) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.4. Subsidiaries.

(a) Each Company Subsidiary (a) is an entity duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization, (b) has all requisite entity power and authority to carry on its business as now conducted, and (c) is duly qualified or licensed to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Company Subsidiary Charter Documents as in effect on the date hereof. Section 5.4 of the Company Disclosure Letter sets forth an accurate and complete list of the Company Subsidiaries, indicating for each such Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding.

(b) All of the outstanding capital stock or other voting securities of, or other ownership interests in, the Company Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Liens or any other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, any Company Subsidiary, (ii) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or of any Company Subsidiary of any kind to redeem, purchase or otherwise acquire any Company Subsidiary Securities.

(c) Except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(d) No former Subsidiary of the Company (other than the Company Subsidiaries) carried on any business, conducted any operations, held any assets or had any liabilities.

SECTION 5.5. SEC Documents.

(a) Since July 19, 2016 (the “Reference Date”), the Company has filed with or furnished to the SEC all forms, reports, schedules, statements, prospectuses, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”) required to be filed by the Company with or furnished by the Company to the SEC in a timely manner. As of their respective filing dates (and as of the date of any amendment or supplement thereto), (i) the Company SEC Documents complied in all material respects with the requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) the Company SEC Documents did not (except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any forms, reports or other documents with the SEC (pursuant to Section 13 or 15 of the Exchange Act) or similar foreign authority.

(b) The Company has established, has maintained and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(c) The Company has established, has maintained and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act): (i) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP; (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (iii) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made in accordance with authorizations of the Company’s management and directors; and (iv) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or the Company Subsidiaries’ assets that could have a material effect on the financial statements. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any material deficiencies or weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Reference Date.

(d) The Company is, and since the Reference Date has been, in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is, and since the Reference Date has been, in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC. There are no outstanding loans or other extension of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

(f) The Company has made available to Parent accurate and complete copies of all material correspondence since the Reference Date through the date hereof between the SEC, on the one hand, and the Company or any Company Subsidiary, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Document.

(g) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct as of their respective dates.

SECTION 5.6. Company Financial Statements.

(a) The consolidated financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(b) The Company and the Company Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation, except liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (ii) are current liabilities incurred in the ordinary course of business consistent with past practice since the date of such Company Financial Statements, (iii) are incurred in connection with the Transactions or (iv) are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 5.7. Absence of Material Adverse Effect. Since December 31, 2018 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or occurrence that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of any of the covenants in Section 7.1(b) (other than clauses (vi), (ix), (x), (xi), (xiii) and (xviii)).

SECTION 5.8. Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations, demands, informal inquiries or requests for documents, whether by subpoena or informal letter (“Proceedings”), pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary is subject to any outstanding Judgment, in each case that would reasonably be expected to result, in a liability that would reasonably be expect to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 5.9. Information Supplied. None of the information with respect to the Company and the Company Subsidiaries supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the time of the filing of, at the time of any amendment of or supplement to, or at the time of any publication, distribution or dissemination of, the Offer Documents, and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, the Schedule 14D-9, and at the time of the consummation of the Offer, the Schedule 14D-9 (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 5.9 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Merger Sub or any of their Representatives specifically for inclusion therein.

SECTION 5.10. Broker’s or Finder’s Fees. Except for Centerview Partners LLC, an accurate and complete copy of whose engagement letter has been made available to Parent, no agent, broker, investment banker, finder, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company or any of its Affiliates in connection with the Offer and the Merger.

SECTION 5.11. Employee Plans.

(a) Section 5.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Employee Benefit Plans that are subject to ERISA or otherwise material to the Company and the Company Subsidiaries, taken as a whole.

(b) With respect to each such Company Employee Benefit Plan, the Company has made available to Parent an accurate and complete copy of: (i) each plan document, including all amendments thereto, and all related trusts or service agreements, and written summaries of the material terms of all unwritten Company Employee Benefit Plans; (ii) the most recent annual report (Form 5500 Series) for each Company Employee Benefit Plan that is subject to such reporting requirements; (iii) the current summary plan description, including any material modifications, or any written summary provided to participants with respect to any plan for which no summary plan description exists, and any other material employee communications; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination or opinion letter; and (v) all notices or other non-routine written correspondence regarding such Company Employee Benefit Plan between a plan fiduciary, the Company, or any ERISA Affiliate and the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred, no condition, facts or circumstances exist that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or Tax under ERISA, the Code or other applicable Law. All assets of the Company Employee Benefit Plans consist of cash or actively traded securities.

(d) Each Company Employee Benefit Plan has been operated, established, maintained and administered in all material respects in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws.

(e) Neither the Company nor any Company Subsidiary has engaged in any non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, and, to the knowledge of the Company, no such prohibited transaction has occurred with respect to any Company Employee Benefit Plan. To the knowledge of the Company, no fiduciary, within the meaning of Section 3(21) of ERISA, has breached his or her fiduciary duty with respect to a Company Employee Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Employee Benefit Plan.

(f) No Company Employee Benefit Plan is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) any health or other welfare arrangement that is self-insured, and none of the Company, any Company Subsidiary or any ERISA Affiliate of the Company or any Company Subsidiary has ever sponsored, maintained, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan described in the foregoing clauses (i) through (v). No Company Employee Benefit Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(g) Neither the Company nor any Company Subsidiary offers, or has any liability or obligation to provide life, health or medical benefits or insurance coverage to any individual, or to the dependent of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar provisions of state Law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, alone or in combination with any other event (such as a termination of employment) will (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company or any Company Subsidiary, (ii) result in any payment becoming due under any Company Employee Benefit Plan, (iii) increase any benefits otherwise payable under any Company Employee Benefit Plan, (iv) except as provided in Section 4.4, result in the acceleration of the time of payment or vesting of any such compensation or benefits, (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (vi) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any Company Subsidiary to amend or terminate any Company Employee Benefit Plan or (vii) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes, including under Section 409A or Section 4999 of the Code.

(i) All Company Stock Options and Company RSUs have been granted in accordance with the terms of the applicable Stock Plan and applicable Law. Each Company Stock Option has an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code. The Company has made available to Parent accurate and complete copies of (i) the forms of standard award agreement under the Stock Plans and (ii) copies of any award agreements that materially deviate from such forms. The treatment of the Company Stock Options and Company RSUs under this Agreement does not violate the terms of the Stock Plans or any Contract governing the terms of such awards and will not cause adverse tax consequences under Section 409A of the Code.

(j) At all times, the ESPP has qualified as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase shares under the ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law, including the requirements of Section 423 of the Code.

(k) No Company Employee Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States, nor is maintained outside of the United States or for the benefit of employees, directors, consultants or other independent contractors located outside of the United States, and neither the Company nor any Company Subsidiary contributes to or has any obligation to contribute to any scheme, plan or arrangement mandated by a government other than the United States federal government.

(l) Other than routine claims for benefits, no actions, investigations, suits, or claims with respect to any Company Employee Benefit Plan are pending or, to the knowledge of the Company, threatened, and there are no facts that reasonably would be expected to give rise to any such actions, suit or claims against any Company Employee Benefit Plan, any fiduciary with respect to a Company Employee Benefit Plan or the assets of a Company Employee Benefit Plan.

(m) There has been no amendment to, or written interpretation of or announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan that would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ending prior to the Closing Date.

(n) For each Company Employee Benefit Plan, all contributions, premiums and payments that have become due through the date hereof have been made within the time periods prescribed by the terms of such plan and applicable Law.

(o) Except as set forth in Section 5.11(o) of the Company Disclosure Letter, from October 1, 2019 until the date of this Agreement, the Company has not taken any action that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of the covenants in Section 7.1(b)(ix).

SECTION 5.12. Employment Matters.

(a) Neither the Company nor any Company Subsidiary is or has ever been a party to or otherwise bound by any collective bargaining agreement, Contract or other understanding with a labor union or labor organization, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been, a representation campaign or certification process with respect to any of the employees of the Company or any Company Subsidiary. There is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Company Subsidiary. There are no Proceedings pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary, on the one hand, and any of their employees or independent contractors or former employees or independent contractors, on the other. No review, complaint or Proceeding by any Governmental Authority or employee or independent contractor or former employee or independent contractor with respect to the Company or any Company Subsidiary in relation to the engagement of any individual is pending or, to the knowledge of the Company, threatened, nor has the Company or any Company Subsidiary received any notice from any Governmental Authority indicating an intention to conduct the same.

(b) Section 5.12(b) of the Company Disclosure Letter sets forth an accurate and complete list of the names of each independent contractor, consultant, or other service provider (collectively, “Contractors”), officer and employee of the Company or any Company Subsidiary as of the date hereof, together with, as applicable, each such person’s job title, date of hire, exempt classification status under the Fair Labor Standards Act, work location, annual base salary or wages, accrued vacation or other leave, annual incentive or bonus compensation with respect to such person in effect on such date and the amounts expected to be earned under those arrangements for the current fiscal year.

(c) Each of the Company and the Company’s Subsidiaries’ relationships with Contractors can be terminated on not more than 30 days’ notice for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. The Company and the Company Subsidiaries have complied in all material respects with all Laws governing the employment of personnel by United States companies, the withholding of Taxes and the employment of non-United States nationals in the United States, including those relating to wages, hours, benefits, worker classification, labor, immigration, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding or Social Security Taxes and similar Taxes. To the knowledge of the Company, each employee of the Company is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or any Company Subsidiary or for any United States employer. The Company and the Company Subsidiaries have completed a Form I-9 (Employment Eligibility Verification) for each employee of the Company and the Company Subsidiaries, and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects as of the date hereof. None of the Company or any Company Subsidiary is, or in the last three years has been, a government contractor. All employees of the Company and the Company Subsidiaries are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States Law and not the Law of any other jurisdiction.

(d) None of the Company or any Company Subsidiary has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or any Company Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company, and, during the 90-day period preceding the date hereof, no employee of the Company or Company Subsidiary has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.

(e) To the knowledge of the Company, no employee or Contractor of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that prohibits, adversely effects or restricts the performance of such employee’s or such Contractor’s duties.

(f) The Company and the Company Subsidiaries have, or will have no later than the Closing Date, paid, to the extent payment is due on or before the Closing Date, all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the employees of the Company and the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have properly classified, pursuant to the Code and any other applicable Laws, all Contractors used by the Company and Company Subsidiary during the six-year period immediately preceding the date hereof. None of the Company or any Company Subsidiary has any “leased employees” within the meaning of Section 414(n) of the Code.

(h) No written, or to the knowledge of the Company, oral allegations of sexual harassment have been made against any officer or employee of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer or employee of the Company or any Company Subsidiary.

SECTION 5.13. Opinion of Financial Advisor. The Company Board has received the opinion of Centerview Partners LLC to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Offer Price to be paid to the holders of Company Common Stock (other than the holders of Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company.

SECTION 5.14. Taxes.

(a) The Company and each Company Subsidiary has timely filed all income, and other material Tax Returns required to be filed by it. All Tax Returns filed by or with respect to the Company or any Company Subsidiary are accurate and complete in all material respects. All material Taxes of the Company and any Company Subsidiary that are due have been paid in full, and the Company and each Company Subsidiary has made adequate provision in accordance with GAAP for all accrued material Taxes not yet due. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens. No extension or waiver of the statute of limitations with respect to the time to assess Taxes of the Company or Company Subsidiary has been granted, which grant remains in effect, or has been requested where such request remains currently pending.

(b) No material deficiencies have been asserted against the Company or any Company Subsidiary as a result of examinations by any taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, would reasonably be expected to result in a material proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not)

adequately reserved for in the most recent Company Financial Statements. Any material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with applicable Law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP.

(c) There is no material audit, examination or other proceeding (including any refund litigation, deficiency, proposed adjustment or other matter in controversy) now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any Company Subsidiary in respect of any amount of Taxes or any Tax Return.

(d) None of the Company or any Company Subsidiary has been a party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction under any corresponding provision of state, local or foreign Law.

(e) None of the Company or any Company Subsidiary is a party to any Tax Sharing Agreement (other than any Tax Sharing Agreement to which only the Company and Company Subsidiaries are party).

(f) No written claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file a Tax Return to the effect that the Company or such Company Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction, and, to the knowledge of the Company, no such claim has been threatened, whether or not in writing.

(g) The Company and the Company Subsidiaries will not be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any Tax period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting made on or prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code executed prior to the Closing, (iii) change in method of accounting adopted or made prior to the Closing, (iv) open transaction disposition entered into prior to Closing or (v) prepaid amount received outside of the ordinary course of business prior to Closing.

(h) All U.K. income Tax Returns of the Company Subsidiary organized under the laws of the United Kingdom have been examined by and settled with the HMRC or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2016.

(i) None of the Company or any Company Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code or any material closing agreement under any similar provision of state, local or foreign applicable Law. There is no request for a private letter ruling, technical advice memorandum or similar document with respect to the Company or any Company Subsidiary now pending with the IRS. The Company has made available to Parent accurate and complete copies of all private letter rulings, technical advice memoranda and similar documents received by the Company or any Company Subsidiary from the IRS since its formation.

(j) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company). Neither the Company or any Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), by contract or as a transferee or successor.

(k) The Company and the Company Subsidiary have duly and timely withheld, collected, paid and reported to the proper Governmental Authorities all material Taxes required to have been withheld, collected, paid or reported and complied with all information collection and record maintenance provisions in relation thereto under applicable Tax Law.

(l) The Company and each Company Subsidiary (i) has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or 361 of the Code within the past three years and (ii) is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(m) For purposes of this Section 5.14, all representations and warranties made with respect to the Company and the Company Subsidiaries are equally made with respect to any predecessors of the Company and the Company Subsidiaries and any former Subsidiaries of the Company (with respect to all applicable periods during or with respect to which such Subsidiaries were, or were treated as, Subsidiaries of the Company under applicable Tax Laws).

(n) Notwithstanding anything contained in this Agreement to the contrary, the Company is not making any representation or warranty as to the amount or availability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, tax credit or other tax attribute of the Company or any Company Subsidiary arising in any taxable period (or portion thereof) ending on or prior to the Closing Date.

SECTION 5.15. Environmental Matters.

(a) Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and the Company Subsidiaries, taken as a whole:

(i) The Company and the Company Subsidiaries are and have at all times for the past five years been in compliance with all applicable Environmental Laws. There are no pending or, to the knowledge of the Company, threatened, Proceedings, Judgments, requests for information, or notices relating to the Company or any Company Subsidiary or any property currently or formerly leased, operated or used by the Company or any Company Subsidiary, alleging non-compliance with or liability under any Environmental Law.

(ii) There has been no release by the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have not generated, treated, stored, disposed of, arranged for, transported, released, or otherwise handled any Hazardous Substances in a manner that might give rise to any liability under any Environmental Laws.

(iii) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, including liabilities arising by Contract or by operation of Law, and, to the knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

(b) The Company has made available to Parent any material Phase I and Phase II reports and other material environmental, occupational health and safety, or industrial hygiene records and assessments, including any reports, analyses or modelling of risk of accidental or catastrophic releases of any Hazardous Substances required under Environmental Laws, environmental remedial and investigation reports, brownfields agreements, environmental sampling reports, environmental compliance audits, and environmental permits, that are in the possession or custody of the Company or any Company Subsidiary, or under their reasonable control.

SECTION 5.16. Compliance.

(a) The Company and the Company Subsidiaries are, and, to the knowledge of the Company, their Collaboration Partners (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products) are, and since the Reference Date have been, in material compliance with all Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties or other assets or any of their businesses or operations are bound. Since the Reference Date, none of the Company, any Company Subsidiary or, to the knowledge of the Company, their Collaboration Partners (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products), have received any notice or other communication from any Governmental Authority of any violation or any investigation with respect to any such Law.

(b) Each of the Company and the Company Subsidiaries possesses all material registrations, licenses, franchises, permits, exemptions, clearances, certificates, approvals, consents and authorizations, and supplements or amendments to, the foregoing (collectively, “Authorizations”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, necessary for the lawful conduct of their respective businesses as now conducted. (i) All such Authorizations are in full force and effect, (ii) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of all Authorizations and (iii) since the Reference Date, none of the Company or any Company Subsidiary has received written, or to the knowledge of the Company, oral notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancelation of any Authorization. The consummation of the Transactions, in and of itself, will not cause the revocation, termination or cancelation of any Authorization.

SECTION 5.17. Intellectual Property.

(a) Section 5.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) active and unexpired issued Patents and pending patent applications, (ii) active Trademark registrations and pending applications, (iii) domain name registrations and applications (both gTLDs and ccTLDs), and (iv) Copyright registrations and applications, in each case of clauses (i), (ii), (iii) and (iv), that are either (1) owned (wholly or jointly with others) by the Company or any Company Subsidiary, (2) Exclusively Licensed Intellectual Property or (3) licensed to the Company or any Company Subsidiary on a non-exclusive basis (but only if such non-exclusively licensed Intellectual Property is applicable to a Company Product, including reagents for manufacturing, methods of manufacturing or methods of using thereof) (collectively, “Company Registered IP”). For each item of Company Registered IP, Section 5.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of: (A) all jurisdictions in which such Intellectual Property is registered, issued or granted or in which registrations, grants or issuances have been applied for or, in the case of any domain names, the registrar through which such domain name has been registered, (B) all registration, issuance, grant, serial and application numbers, as applicable, (C) the legal (and record) owner(s) thereof and, if co- or jointly-owned, all co- or joint-owners, (D) all filing, registration, issuance and grant, dates, as applicable and (E) all filing, fee, maintenance and other deadlines pertaining thereto that are due or otherwise will occur within 180 days of the date hereof (provided that the accuracy and completeness of the filing, fee, maintenance and other deadlines identified for any Company Registered IP licensed to the Company or a Company Subsidiary by a third party is to the knowledge of the Company for any such Company Registered IP with respect to which the Company does not control the prosecution or maintenance thereof). All Company Registered IP owned by the Company or any Company Subsidiary and, to the knowledge of the Company, all Company Registered IP exclusively licensed to the Company or any Company Subsidiary, is valid, enforceable, subsisting and in full force and effect.

(b) To the knowledge of the Company, none of the Company Intellectual Property has been or is the subject of any Proceeding or any threatened Proceeding (including, with respect to Patents, inventorship challenges, post grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reissues, reexaminations and oppositions, and, with respect to Trademarks, invalidity, nullity, opposition, cancelation, concurrent use or similar Proceeding) or any Judgment restricting the Company’s or any Company Subsidiary’s rights in, to and under such Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any such Company Intellectual Property or triggering any additional payment obligations with respect to any such Company Intellectual Property.

(c) (i) The Company or a Company Subsidiary is the sole and exclusive owner of all Owned Company Intellectual Property; (ii) all Owned Company Intellectual Property and (to the knowledge of the Company and limited to the scope of the license under which such Exclusively Licensed Intellectual Property is licensed to the Company) all Exclusively Licensed Intellectual Property are free and clear of all Liens, except for Permitted Liens and, in the case of the Exclusively Licensed Intellectual Property, the terms of the license agreement granting the Company or the applicable Company Subsidiary an exclusive license to use or practice under such Exclusively Licensed Intellectual Property; (iii) to the knowledge of the Company, the Company or a Company Subsidiary owns, or has the valid and enforceable right pursuant to a valid and enforceable written Contract to use, all Company Intellectual Property as used since the Reference Date, as currently used and as currently contemplated to be used; (iv) the Company or any Company Subsidiary, as applicable, has the unrestricted right to assign, transfer or grant to the Surviving Corporation all rights in, to and under all Owned Company Intellectual Property, Exclusively Licensed Intellectual Property and other material Company Intellectual Property, free and clear of any rights or claims of any Person or any other Liens, except for Permitted Liens; and (v) the Owned Company Intellectual Property and the Exclusively Licensed Intellectual Property constitutes all of the Intellectual Property that is material and necessary to operate and conduct the business of the Company and the Company Subsidiaries as such business is currently operated and conducted and as such business is currently contemplated to be operated and conducted; provided that the representation and warranty in clause (v) of this Section 5.17(c) shall not be construed as a representation or warranty of non-infringement.

(d) (i) There are no royalty, license fee, milestone and other contingent payment obligations other than patent prosecution and patent maintenance fee costs, payable by or to the Company or a Company Subsidiary with respect to any of the Company Intellectual Property and (ii) to the knowledge of the Company, no other royalties, license fees, milestone or other contingent payment obligations are or would be owed to any Person in connection with conducting the business of the Company or any Company Subsidiary as currently conducted or currently contemplated to be conducted.

(e) (i) Neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, or granted any licenses to any Company Intellectual Property, or to any Patents, Know-How, Trademarks or other Intellectual Property or related technology or products that would have been Company Intellectual Property but for such assignment, transfer, conveyance, or license to third parties or, caused or permitted any Lien, except for Permitted Liens, to attach to any Company Intellectual Property, in each case other than non-disclosure agreements or non-material and non-exclusive licenses granted by the Company or a Company Subsidiary to advertising agencies, vendors and other similar contractors working on the Company’s behalf in the ordinary course of business consistent with past practices; (ii) none of the Company or any Company Subsidiary is party to any Contracts with third parties that materially limit or restrict use of the Owned Company Intellectual Property by the Company or any Company Subsidiary or require any payments for such use; (iii) except with respect to Non-Owned Company Intellectual Property, no Person other than the Company and the Company Subsidiaries has any proprietary, commercial, joint ownership, royalty or other interest in the Company Intellectual Property or the goodwill, if any, associated therewith; (iv) neither the Company nor any Company Subsidiary has entered into any Contract pursuant to which any Person other than the Company or any Company Subsidiary has been granted or retains the right, with respect to (A) Owned Company Intellectual Property, (B) Exclusively Licensed Intellectual Property or (C) other material Non-Owned Company Intellectual Property licensed to the Company or any Company Subsidiary on a non-exclusive basis and applicable to a Company Product, including reagents for manufacturing, methods of manufacturing or methods of using thereof, in each case, (1) to bring any infringement or other enforcement actions with respect to, or otherwise to enforce, any such Company Intellectual Property, (2) to defend any claim of infringement arising from the practice or other exploitation of any such Company Intellectual Property or pursuant to which the Company expressly agrees to indemnify any Person against any such claim or (3) to control the prosecution of any such Company Intellectual Property and (v) there are no existing Contracts, options, commitments, or rights with, of or to any Person for such Person to acquire or obtain any rights to any Owned Company Intellectual Property or, to the knowledge of the Company, any Non-Owned Company Intellectual Property.

(f) To the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or other violation of any of the Company Intellectual Property. No claims or assertions of unauthorized use, infringement, misappropriation or other violation of the Company Intellectual Property have been made against a third party by the Company, any Company Subsidiary or, to the knowledge of the Company, by the owner or licensor of any of the Exclusively Licensed Intellectual Property.

(g) To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as such business has been conducted since the Reference Date, as it currently is being conducted and as it currently is contemplated to be conducted, including with respect to any Company Product, including reagents for manufacturing, methods of manufacturing or methods of using thereof, whether or not yet on the market, has not, does not presently and will not infringe, misappropriate or otherwise violate any Intellectual Property or other property rights of any Person. Neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral notice from any Person of any such claim or assertion of infringement, misappropriation or other violation of Intellectual Property.

(h) All issuance, renewal, maintenance and other payments that have become due with respect to the Company Intellectual Property owned by the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the Company Intellectual Property exclusively licensed to the Company or a Company Subsidiary have been timely paid in full, with the understanding that “timely” includes payment during a grace period, extension period, further processing period, reinstatement period, or any other time period, payment during which will not allow such Company Intellectual Property to lapse, be cancelled or otherwise be deemed abandoned or lost. All documents and other material required to be filed with respect to the Company Intellectual Property owned by the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the Company Intellectual Property exclusively licensed to the Company or a Company Subsidiary have, for the purposes of maintaining such Company Intellectual Property, been filed in a timely manner. Appropriate steps have been or are being taken, where required, in connection with the prosecution of all Patents, to name all inventors and to provide all material prior art in respect of each such Patent of which the Company or its outside Intellectual Property counsel is aware, in each case, with respect to any Patent within the Owned Company Intellectual Property and, to the knowledge of the Company, with respect to any Patent within the Non-Owned Company Intellectual Property exclusively licensed to the Company. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all Know-How and all other confidential and non-public data and other information included within the Company Intellectual Property.

(i) The Company and the Company Subsidiaries have (i) caused each Person who was or is involved in the creation or development of any material Intellectual Property as an employee of or Contractor to the Company or any Company Subsidiary to execute a binding and enforceable agreement which includes provisions sufficient to ensure that the Company or any Company Subsidiary is the exclusive owner of any and all such Intellectual Property created or developed by such Person within the scope of or resulting from his or her employment with the Company or any Company Subsidiary or, in the case of such Contractor, from the services such Contractor performs for the Company or any Company Subsidiary and (ii) caused all employees and other Persons with access to any non-public Company Intellectual Property to execute a binding confidentiality agreement that includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interests of the Company with respect to such Company Intellectual Property. No current or former employee of, or Contractor to, the Company or any Company Subsidiary owns any right, title, or interest in or to any material Intellectual Property created or developed by such employee or Contractor during his or her employment or other engagement with the Company or any Company Subsidiary, and neither Company nor any Company Subsidiary has received any written claim to the contrary. To the knowledge of the Company, there has been no unauthorized disclosure of any non-public material Company Intellectual Property to any employee or other Person who has not executed a binding confidentiality agreement, as described in clause (ii) of this Section 5.17(i).

(j) To the knowledge of the Company, there are no domain names included in the Owned Company Intellectual Property that consist of or include Trademarks that are owned, held or registered by or in the name of any Person other than the Company or any Company Subsidiary.

(k) To the knowledge of the Company, the Company and each Company Subsidiary have complied with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., or other similar obligations under the Laws of any jurisdiction, including with respect to any Patents that are part of the Company Intellectual Property. No Owned Company Intellectual Property and, to the knowledge of the Company, no Company Registered IP or other material Company Intellectual Property, in each case, has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority or institution of higher learning.

(l) Section 5.17(l) of the Company Disclosure Letter sets forth an accurate and complete list and description of all material IT Assets used by the Company or any Company Subsidiary other than licenses for off-the-shelf personal computer software that are commercially available under non-discriminatory pricing terms on a retail basis. All IT Assets used by Company or any Company Subsidiary are (i) owned by the Company or any Company Subsidiary, (ii) currently in the public domain or otherwise available to the Company or the relevant Company Subsidiary without the approval or consent of any Person or (iii) leased, licensed or otherwise used by the Company or the relevant Company Subsidiary pursuant to terms of valid, binding written agreements. The IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted in all material respects and, to the knowledge of the Company, since the Reference Date, no Person has gained unauthorized access to the IT Assets. The Company and each Company Subsidiary take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby). The Company and the Company Subsidiaries have sufficient rights to use all material IT Assets used by the Company or any Company Subsidiary other than licenses for off-the-shelf personal computer software that are commercially available under non-discriminatory pricing terms on a retail basis, all of which rights shall survive unchanged, and without any change in the terms and conditions under which the Company and the Company Subsidiaries currently have such rights, following the consummation of the transactions contemplated hereby.

(m) None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company or any Company Subsidiary of its obligations hereunder conflict or will conflict with, alter or impair any of the Company’s or any Company Subsidiary’s rights in, to and under any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope, or effectiveness of any such Company Intellectual Property. Without limiting the foregoing, the consummation of the Transactions will not (i) result in the grant by Parent, the Company or any Company Subsidiary to any Person of, or require Parent, the Company or any Company Subsidiary to grant to any Person, any rights with respect to any Company Intellectual Property, (ii) subject Parent, the Company or any Company Subsidiary to any increase in royalties or other payments in respect of any Company Intellectual Property, (iii) diminish any royalties or other payments Parent, the Company or any Company Subsidiary would otherwise be entitled to in respect of any Company Intellectual Property, or (iv) permit any Person to terminate or modify any Contract pursuant to which the Company or any Company Subsidiary owns or licenses any Company Intellectual Property.

(n) Neither the Company, any Company Subsidiary or any of their respective Affiliates, nor any licensee of the Company, any Company Subsidiary or any of their respective Affiliates, has created or developed any modifications, improvements or enhancements with respect to any Intellectual Property licensed to the Company or any Company Subsidiary, or any new Intellectual Property, in each case that the Company, any Company Subsidiary or any of their respective Affiliates is obligated to disclose or license, or cause to be disclosed or licensed, to any licensor of the Company or any Company Subsidiary under any such Contract.

(o) Section 5.17(o) of the Company Disclosure Letter sets forth an accurate and complete list of (i) all licenses, sublicenses, rights, interests and options granted by the Company or a Company Subsidiary to any third party with respect to any Company Intellectual Property (including rights of first refusal, rights of last refusal, covenants not to sue and rights to indemnification), other than, in the case of this clause (i) non-disclosure agreements or non-material and non-exclusive licenses granted by the Company or a Company Subsidiary to advertising agencies, vendors and other similar contractors working on the Company’s or any Company Subsidiary’s behalf in the ordinary course of business consistent with past practices, and (ii) all licenses, sublicenses, rights, interests and options granted by any third party to the Company or a Company Subsidiary with respect to any Intellectual Property that is material to the business of the Company or a Company Subsidiary or that is applicable to any Company Product, including reagents for manufacturing, methods of manufacturing or methods of using thereof, other than in the case of this clause (ii) (1) licenses to generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreements, (2) non-material and non-exclusive licenses granted to the Company or a Company Subsidiary by advertising agencies, vendors and other similar contractors working on the Company’s or any Company Subsidiary’s behalf in the ordinary course of business consistent with past practices or (3) non-disclosure agreements.

SECTION 5.18. Material Contracts.

(a) Section 5.18(a) of the Company Disclosure Letter contains an accurate and complete list of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, a “Material Contract”):

(i) each Contract (1) materially limiting the freedom or right of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent or any of its Affiliates) to engage in any line of business or compete with any other Person in any geographic area, (2) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations, (3) granting any right of first refusal, right of first offer, right of first negotiation or similar right or (4) containing any other term, condition or clause that individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company or any Company Subsidiary to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent or its Affiliates);

(ii) each Contract that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or any Company Subsidiary;

(iii) each Lease under which the Company or any Company Subsidiary leases, subleases or licenses any real property (whether as lessor or lessee);

(iv) each Contract requiring or otherwise involving, by its terms, the potential payment by or to the Company and the Company Subsidiaries of more than an aggregate of $500,000 in the fiscal year ending December 31, 2019;

(v) each Contract (1) in which the Company or any Company Subsidiary has agreed to purchase a minimum quantity of goods or have agreed to purchase goods or services from the sole supplier of such goods or (2) pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving the payment of royalties, milestones or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary, in each case that is not terminable by the Company or any applicable Company Subsidiary without penalty upon less than 60 days’ notice;

(vi) each Contract for (1) the disposition of any significant portion of the assets or business of the Company or any Company Subsidiary, (2) the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise) or (3) related to any material or otherwise non-ordinary course disposition or acquisition that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(vii) each Contract for any joint venture, partnership, strategic alliance, strategic collaboration or similar arrangement;

(viii) each Contract granting any Person any license, right or option from the Company or any Company Subsidiary to any material Company Intellectual Property, or pursuant to which the Company or any Company Subsidiary has been granted by any Person any license, right or option to any material Intellectual Property, or any other license, right or option, covenant not to sue, non-assertion protection, freedom from suit, release, transfer, or other Contract to which the Company or any Company Subsidiary is a party relating in whole or in part to any material Company Intellectual Property or the material Intellectual Property of any other Person (in each case excluding (1) any licenses to generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreements, (2) non-disclosure agreements, or (3) non-material and non-exclusive agreements with advertising agencies, vendors and other similar contractors, in each case, working on the Company or any Company Subsidiary’s behalf in the ordinary course of business consistent with past practice);

(ix) each Contract that relates to material research, development, distribution, marketing, promotion, commercialization, supply, or manufacturing activities pertaining to any Company Product (excluding any non-disclosure agreements, consulting agreements and other services agreements entered into in the ordinary course of business consistent with past practice);

(x) each Contract (other than trade debt incurred in the ordinary course of business consistent with past practice) related to indebtedness for borrowed money, any guarantees thereof or the granting of Liens over the property or assets of the Company or any Company Subsidiary;

(xi) each Contract under which the Company or any Company Subsidiary have, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than investments in marketable securities in the ordinary course of business consistent with past practice);

(xii) each Contract containing a standstill or similar obligation of the Company or any Company Subsidiary to a third party or of a third party to the Company or any Company Subsidiary that does not terminate in accordance with its terms in connection with the execution of this Agreement;

(xiii) each Contract that (1) requires or permits the Company or any Company Subsidiary (or any successor), or an acquirer of the Company or any Company Subsidiary, to make any payment to another Person as a result of a direct or indirect change of control of the Company or any Company Subsidiary, (2) gives another Person a right to receive or elect to receive such payment or (3) is subject to modification or termination as a result of a direct or indirect change of control of the Company or any Company Subsidiary;

(xiv) each Contract under which the Company or any Company Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of the Intellectual Property rights of a third party other than Contracts entered into in the ordinary course of business consistent with past practice;

(xv) each Contract with any Governmental Authority, except for customary clinical study agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business consistent with past practice;

(xvi) each stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or any Contract relating to the exercise of any voting rights with respect to any Company Securities or Company Subsidiary Securities; and

(xvii) except for the Contracts otherwise set forth on Section 5.18(a) of the Company Disclosure Letter, each Contract required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and any applicable Company Subsidiary party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any Company Subsidiary is in default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary party thereto. To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder of such other party. Neither the Company nor any Company Subsidiary has received any notice of termination or cancelation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract, which breach has not been cured. The Company has made available to Parent accurate and complete copies of all of the Material Contracts.

SECTION 5.19. Regulatory Matters.

(a) All activities of the Company, the Company Subsidiaries and, to the knowledge of the Company, their Collaboration Partners (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products) are in compliance in all material respects with all applicable requirements of the FDCA, the PHSA, the respective FDA regulations promulgated thereunder, and any comparable state or foreign Laws. None of the Company or any Company Subsidiary has received any written, or to the knowledge of the Company, oral notice or other material communication from the FDA or any other Governmental Authority alleging any violation of any Law with respect to such activities.

(b) All Company Products are in compliance in all material respects with all applicable requirements under the FDCA, the PHSA and any applicable comparable state or foreign Laws, including applicable requirements relating to research, development, manufacture, sale, labeling, storing, testing, distribution, record-keeping, reporting, import, export, advertising, and promotion. None of the Company or any Company Subsidiary has received any written, or to the knowledge of the Company, oral notice or other material communication from the FDA or any other Governmental Authority alleging any violation of such requirements.

(c) All animal studies or other preclinical tests submitted to, or intended to be submitted to, any Governmental Authority in connection with or as the basis for any regulatory approval or clearance required for the Company Products either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 or any applicable comparable state or foreign Law (“GLPs”) or (ii) involved experimental research techniques that would not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA if so required) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company. Since the Reference Date, Company and each Company Subsidiary have complied with the applicable provisions of the Animal Welfare Act Amendments of 1976 (7. U.S.C. 2131 et seq.). None of the Company or any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner has received any notice or other communication from a Governmental Authority requiring the termination or suspension or material modification of any preclinical study with respect to any Company Product.

(d) To the knowledge of the Company, accurate and complete copies of all material data and material reports with respect to all clinical trials on the Company Products have been provided or made available to Parent. The Company has made available to Parent all material correspondence and contact information between the Company or any Company Subsidiary and the FDA and other Governmental Authorities regarding such clinical trials.

(e) All human clinical trials conducted by or on behalf of the Company, any Company Subsidiary, or, to the knowledge of the Company, their Collaboration Partners (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products), have been, and are being, conducted in material compliance with the applicable requirements of the FDCA, the PHSA, including any applicable requirements pertaining to Good Clinical Practice, Informed Consent, Institutional Review Boards (as those terms are defined in the FDCA or its implementing regulations), all applicable requirements relating to clinical trials or the protection of human subjects contained in 21 CFR Parts 50, 54, 56, and 312, as well as the International Conference on Harmonization E6, and all comparable state or foreign Laws, including by filing annual and periodic reports, amendments and safety reports for the Company Products required to be made to any Governmental Authority. None of the Company or any Company Subsidiary, or anyone acting on behalf of the Company or any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products), has received any notice that the FDA, any Institutional Review Board, or any domestic or foreign Governmental Authority, has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial sponsored by or on behalf of the Company or any Company Subsidiary, any action to suspend or terminate any Investigational New Drug Application in the United States or other foreign equivalent documents (“IND”) sponsored by or on behalf of the Company or any Company Subsidiary or otherwise restrict the clinical study of any Company Product.

(f) With respect to any clinical trial conducted by or on behalf of the Company, any Company Subsidiary or, to the knowledge of the Company, their Collaboration Partners with respect to the Company Products in connection with or as the basis for any submission to the FDA or other comparable Governmental Authority, filed under an IND, or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Authority, (i) all such clinical trials have been properly registered in material compliance with all applicable Laws as described in aforementioned clause (e) and (ii) the results of all such clinical trials have been disclosed in accordance in all material respects with said Laws, in each case including section 402 of the PHSA and 42 CFR Part 11.

(g) All manufacturing operations conducted by or for the benefit of the Company or any Company Subsidiary or to the knowledge of the Company, their Collaboration Partners (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products) have been and are being conducted, as may be applicable, in accordance, in all material respects, with the FDA’s current Good Manufacturing Practice requirements for drug and biological products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210 and 211, and all comparable foreign Laws. In addition, the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all comparable foreign Laws.

(h) To the knowledge of the Company, there is not (i) any adverse event that should have been reported but was not yet reported to the FDA or other Governmental Authority with respect to the safety or efficacy of any Company Product or (ii) any scientific or technical fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the scientific, therapeutic or commercial viability of any Company Product in light of the particular stage of development of the Company Products and taking into account all relevant facts and circumstances at the time such facts or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions.

(i) The Company, the Company Subsidiaries and, to the knowledge of the Company, their Collaboration Partners (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products), directors, officers, employees and agents are now, and at all relevant times have been, in material compliance with any applicable Health Care Laws. None of the Company or any Company Subsidiary has received any notification, correspondence or any other written or oral communication from any Governmental Authority, including the Centers for Medicare & Medicaid Services and the Department of Health and Human Services Office of Inspector General, of potential or actual non-compliance by, or liability of, the Company or any of its directors, officers, employees and agents under any applicable Health Care Laws.

(j) None of the Company, any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products) is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority.

(k) To the knowledge of the Company, none of the Company, any Company Subsidiary or any Collaboration Partner (to the extent involved in research, development, supply, manufacturing or commercialization activities relating to the Company Products), or any officer, director, managing employee or agents of the Company or any of its Affiliates (as those terms are defined in 42 C.F.R. § 1001.1001): (i) has (1) been placed under or otherwise made subject to or (2) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any comparable foreign Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991); (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Health Care Programs”); (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or otherwise under 21 U.S.C. Section 335a or any similar Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (vi) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

SECTION 5.20. Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.

(b) (i) Each lease, sublease, license or any other instrument (each, a “Lease”) under which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, “Leased Real Property”), or under which it has assigned such a lease, sublease or license, is valid and in full force and effect and (ii) none of the Company, any Company Subsidiary, or to the knowledge of the Company, any other party to a Lease (including any assignee thereof) has violated any provision that would constitute a material default under the provisions of such Lease, and neither the Company nor any Company Subsidiary has received notice that it or any such other party has breached, violated or defaulted under any Lease. To the knowledge of the Company, the Leased Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to the Leased Real Property, or under the applicable Lease or any restrictive covenant affecting the Leased Real Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, none of the Company or any Company Subsidiary has received any notice of any pending or threatened condemnation Proceeding with respect to any Leased Real Property, and neither the whole or any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property other than the Company or any Company Subsidiary.

SECTION 5.21. Insurance. Section 5.21 of the Company Disclosure Letter sets forth an accurate and complete list of all material insurance policies of the Company and the Company Subsidiaries (including the names of the insurer and insured, the policy number, the amount of the premium and the period, type and amounts of coverage provided thereunder) that are currently in effect (the “Insurance Policies”). There is no material claim by the Company or any Company Subsidiary pending under any of such Insurance Policies or under policies that were previously in effect. All Insurance Policies are in full force and effect. The Company and the Company Subsidiaries are in compliance in all material respects with all of its obligations under the Insurance Policies. Neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would reasonably be expected to constitute such a breach or default under, or permit rescission or termination of, any of such Insurance Policies. No notice of rescission, cancelation, termination, nonrenewal or material modification has been received with respect to any such Insurance Policy, except for customary notices of cancelation in advance of scheduled expiration.

SECTION 5.22. Affiliate Transactions. No (i) present or former officer or director of the Company or any Company Subsidiary, (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent or more of the shares of Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company, any Company Subsidiary or any of their respective properties or assets or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing since the Reference Date.

SECTION 5.23. Takeover Provisions. Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 6.8, the Company Board has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Provisions are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and the timely consummation of the Offer, the Merger and any other Transaction and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a Stockholder. No “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Provisions or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Shares, the Offer, the Merger or the other Transactions. There is no stockholder rights plan, “poison pill” or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

SECTION 5.24. Assets. The Company and each Company Subsidiary have good and marketable title to, or good and valid leasehold interests in, all of the material assets reflected as owned or leased by it on the most recent audited consolidated balance sheet of the Company contained in the Company SEC Documents filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet) free and clear of any Liens, except for Permitted Liens. All material items of equipment and other tangible assets and fixtures and improvements owned by or leased to the Company and the Company Subsidiaries are adequate for the uses to which they are being put, are in all material respects good operating condition and repair (ordinary wear and tear and ongoing maintenance excepted).

SECTION 5.25. Books and Records. Since the Reference Date, the books and records of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with GAAP (to the extent applicable) and any other applicable Law and accounting requirements, in each case in all material respects.

SECTION 5.26. Anti-Corruption Compliance. None of the Company, any Company Subsidiary, any director, officer or employee of the Company or any Company Subsidiary, or, to the knowledge of the Company, any Representative, distributor, agent, consultant or other Person acting at the direction of or on behalf of the Company or any Company Subsidiary has (a) made, authorized, solicited or received any bribe, kickback, or unlawful rebate, payoff, or influence payment, (b) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (c) violated or is violating in any respect the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other anti-corruption or anti-bribery Law or requirement applicable to the Company or any Company Subsidiary, (d) directly or indirectly, made, offered, authorized, facilitated, promised, or used any funds for any unlawful payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value for the purpose of securing an improper advantage for the Company or any Company Subsidiary or (e) is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any government or regulatory party, in connection with alleged or possible violations of any Laws that prohibit bribery, corruption, fraud, or other improper payments.

SECTION 5.27. Data Protection.

(a) Since the Reference Date, the Company and Company Subsidiaries have complied in all material respects with all applicable Laws and all published rules, policies, and procedures established by the Company and Company Subsidiaries related to cyber security, privacy, and/or data protection (any such law, a “Data Protection and Information Security Law”), including with respect to the collection, use, disclosure, transfer, safeguarding, deletion, and other processing of Personal Data by and on behalf of the Company and Company Subsidiaries. Since the Reference Date, all requisite notices and consents necessary for the conduct of business as currently conducted have been provided or obtained, as applicable, by or on behalf of the Company and the Company Subsidiaries, and the transactions contemplated to be consummated by this Agreement will comply in all material respects with all applicable Data Protection and Information Security Laws.

(b) Each of the Company and the Company Subsidiaries has implemented and maintains a written information security program and that includes organizational, administrative, physical and technical safeguards designed to secure any Personal Data and any IT Assets from unauthorized access, acquisition, interruption, alteration, modification, use or other processing, or any other compromise of confidentiality, integrity or availability of Personal Data or the IT Assets (any such incident, a “Security Incident”). To the knowledge of the Company, since the Reference Date, there have not been any material Security Incidents or claims related to Security Incidents and, to the knowledge of the Company, there are no information security or other vulnerabilities that could cause a Security Incident.

(c) None of the Company or any Company Subsidiary are a “covered entity” as that term is defined at 45 C.F.R. § 160.103, and, to the knowledge of the Company, is not in breach of any applicable “business associate contract,” as described in 45 C.F.R. § 164.504(e), and the Company and the Company Subsidiaries have entered into a business associate contract in all circumstances where required to do so under 45 C.F.R. § 164.502(e). Since the Reference Date, none of the Company or any Company Subsidiary is in violation of the applicable portions of the administrative simplification provisions of Health Insurance Portability and Accountability Act or the regulations contained in 45 C.F.R. Parts 160 and 164, if applicable.

(d) None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any Third Party acting on behalf of the Company or any of the Company Subsidiaries, has, since the Reference Date, received any: (i) written, or to the knowledge of the Company, oral notice of an investigation into compliance with, or a complaint alleging non-compliance with, Data Protection and Information Security Laws; (ii) written, or to the knowledge of the Company, oral claim for compensation for loss or unauthorized collection, processing or disclosure of data; or (iii) written, or to the knowledge of the Company, oral notification of an application for rectification, erasure or destruction of information or data that is still outstanding.

SECTION 5.28. Sanctions. None of the Company, any of the Company Subsidiaries or any of their respective directors, officers, or, to the knowledge of the Company, any of their respective consultants, agents or other Persons acting for or on their behalf, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or any applicable prohibited party list maintained by any U.S. Governmental Authority, the European Union or Her Majesty’s Treasury or (ii) located, organized or resident in a country or region that is the subject of such sanctions. Since the Reference Date, the Company and the Company Subsidiaries have been in compliance in all material respects with all applicable export controls, economic sanctions, and antiboycott Laws and regulations.

SECTION 5.29. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations and warranties.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 6.1. Organization. Each of Parent and Merger Sub is (a) a corporation duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority to carry on its business as now conducted.

SECTION 6.2. Merger Sub. Merger Sub is an indirect, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 6.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is enforceable against Parent and Merger Sub in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 6.3(c), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 6.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or termination under, or cause or permit the termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding upon Parent or Merger Sub or any Authorization affecting, or relating in any way to, the assets or the business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings pursuant to Antitrust Laws, if any, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal or Japanese securities Laws, (iv) compliance with any NASDAQ or Tokyo Stock Exchange rules and (v) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.4. Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Schedule 14D-9 will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Schedule 14D-9, and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, the Offer Documents, and at the time of the consummation of the Offer, the Offer Documents (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 6.4 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Company or any Company Subsidiary or any of their respective Representatives for inclusion therein.

SECTION 6.5. Sufficient Funds.

(a) Parent has access to, and will cause Merger Sub to have, at the Acceptance Time and at the Closing, the funds necessary to consummate the Offer Closing, the Merger and the other Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration on the Closing Date, and to pay all related fees and expenses required to be paid by Parent and Merger Sub under this Agreement.

(b) In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 6.6. Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its controlled Affiliates that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its controlled Affiliates is subject to any Judgment that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.7. No Vote of Parent Stockholders; Required Approvals. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to approve this Agreement, the Offer, the Merger or the other Transactions. The vote or consent of Astellas US Holding, Inc. a Delaware corporation, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and this Agreement, which consent shall be given promptly following execution of this Agreement.

SECTION 6.8. Ownership of Company Common Stock. Neither Parent nor any of its Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of its Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

SECTION 6.9. Broker’s or Finder’s Fees. Except for Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (or any of its Affiliates), no agent, broker, investment banker, finder, Person or firm acting on behalf of Parent or any of its Affiliates or under Parent’s or any of its Affiliates’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Parent or any of its Affiliates in connection with any of the Transactions.

SECTION 6.10. No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of Parent and Merger Sub hereby disclaims any such other representations and warranties.

ARTICLE 7

COVENANTS

SECTION 7.1. Conduct of the Company.

(a) The Company covenants and agrees that, during the Pre-Closing Period, except as set forth in Section 7.1 of the Company Disclosure Letter, as required by the express terms of this Agreement or applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company Subsidiaries to (i) conduct their business only in the ordinary and usual course of business and consistent with past practice and (ii) use its commercially reasonable efforts to (1) preserve intact their respective present business organizations and assets, (2) keep available the services of its officers, employees and independent Contractors, (3) maintain in effect all of its Authorizations and (4) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company.

(b) Notwithstanding Section 7.1(a), except as set forth in Section 7.1(b) of the Company Disclosure Letter or as required by the express terms of this Agreement, the Company shall not, and shall not permit the Company Subsidiaries to, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) sell, pledge, dispose of, assign, lease, license, dedicate to the public, or otherwise transfer, or create or incur any Lien on, any of the Company’s or the Company Subsidiaries’ assets (including any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries), securities, properties, interests or businesses, other than (1) in the case of any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries, any non-exclusive and non-material license granted by the Company or a Company Subsidiary to vendors and other similar subcontractors working on the Company’s or Company Subsidiary’s behalf in the ordinary course of business consistent with past practice and (2) in the case of any other assets of the Company or any Company Subsidiary, in the ordinary course of business consistent with past practice;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business consistent with past practice;

(iii) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

(iv) amend, modify, waive, rescind or otherwise change the Company Charter Documents or the Company Subsidiary Charter Documents;

(v) (1) split, combine or reclassify any shares of its capital stock, (2) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any Company Subsidiary or (3) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities, other than in the case of the forfeiture of Company Stock Options or Company RSUs in accordance with their terms or the acquisition or repurchase of shares of Company Common Stock upon the exercise of Company Stock Options or vesting of Company RSUs (including in order to satisfy applicable withholding taxes);

(vi) (1) issue, sell, grant, or authorize any of the foregoing actions in connection with, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the exercise of Company Stock Options or purchase rights under the ESPP or vesting of Company RSUs, in each case, that are outstanding on the date hereof (or, in the case of the ESPP, is made pursuant to elections in effect on the date hereof) in accordance with their terms on the date hereof and (B) any Company Subsidiary Securities to the Company; (2) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise); or (3) enter into any agreement with respect to the voting or registration of any Company Securities or Company Subsidiary Securities;

(vii) create, incur, assume, suffer to exist or otherwise become liable (whether directly, contingently or otherwise) with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, other than advances to its employees in the ordinary course of business consistent with past practice;

(ix) (1) with respect to any director, officer, employee or individual Contractor of the Company or any Company Subsidiary, (A) grant or increase any severance, change of control, retention, termination or similar pay, compensation, bonus or benefits, or amend any existing arrangement relating thereto, (B) enter into any employment, consulting, severance, retention, change in control, termination, retirement, deferred compensation or other similar agreement (or amend or terminate any such existing agreement) or (C) pay any compensation or benefit not provided for under any Company Employee Benefit Plan; (2) establish, adopt or amend (except as required by applicable Law) any Company Employee Benefit Plan, including any collective bargaining agreement; (3) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit; or (4) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code, or (5) hire or engage the services of any individual as a director, officer, employee or individual Contractor or terminate (other than for cause (as defined in accordance with any applicable Company Employee Benefit Plan) such that the termination of employment will not entitle the affected individual to any severance benefits, as determined by the Company in good faith in consultation with outside legal counsel) the service of any such Person, other than with respect to any such Person who is below the level of vice president in the ordinary course of business; provided that this Section 7.1(b)(ix) shall not restrict the Company or the Company Subsidiaries from providing employees who are newly hired in accordance with the foregoing clause (5) with compensation and benefits (excluding equity compensation, but not excluding other cash compensation in lieu thereof, provided that any such cash compensation provided in lieu of equity compensation is subject to a vesting schedule (determined without regard to the provisions of Section 4.4) that is consistent with past practice for equity compensation offered to similarly situated new employees) consistent with past practice for similarly situated employees (including for the avoidance of doubt, permitting such employees to be eligible for severance and other benefits made generally available to non-executive employees);

(x) commence any offering or offering period under the ESPP;

(xi) grant, amend or modify, or exercise any discretionary authority to accelerate the vesting of, any awards under any Stock Plan;

(xii) (1) forgive any loans to directors, officers, employees or any of their respective Affiliates or (2) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xiii) (1) waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business; (2) except in the ordinary course of business, accelerate or delay collection in any material respect of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; or (3) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect other than in the ordinary course of business;

(xiv) make any material change in the Company’s methods of accounting, except as required by GAAP, Regulation S-X of the Exchange Act or applicable rules and regulations of the SEC;

(xv) make (except on an originally filed Tax Return), change or rescind any material Tax election, change any annual Tax accounting period, change any method of Tax accounting, amend any income or other material Tax Returns or file claims for Tax refunds except to the extent otherwise required by Law, extend the statute of limitations with respect to any income or other material Tax Return, enter into any closing agreement with respect to a material Tax, settle or compromise any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund;

(xvi) write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(xvii) compromise or settle any Proceeding or other claim (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice that involve the payment of monetary damages in aggregate not in excess of $250,000 and do not (1) include any other obligation to be performed by, or limitation upon, the Company or any Company Subsidiary, Parent, Merger Sub or their Affiliates that is material to the Company, any Company Subsidiary, Parent, Merger Sub or their Affiliates; or (2) result in any (A) imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary or (B) actual or potential violation of any criminal Law);

(xviii) (1) terminate, cancel, assign, renew or agree to any material amendment of, change in or waiver under any Material Contract, (2) enter into any Contract that, if existing on the date hereof, would be a Material Contract or (3) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract, in each case (A) other than in the ordinary course of business consistent with past practice with respect to Contracts that, if they do or were to exist on the date hereof (as amended, if applicable), would be a Material Contract; provided that this clause (A) does not apply to any such Contract described in clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xv), (xvi) or (xvii) of Section 5.18(a), and (B) other than pursuant to Section 5.18(a)(xii) to the extent permitted by Section 7.8;

(xix) other than in the ordinary course of business consistent with past practice, incur or authorize any capital expenditures or any obligations or liabilities in respect thereof;

(xx) convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders other than, to the extent required by applicable Law or a Judgment of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided that the Company shall use its commercially reasonable efforts to oppose any Stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that such efforts shall not require the directors of the Company to take any action that the Company Board determines in good faith would be inconsistent with their fiduciary duties under applicable Law);

(xxi) cancel, fail to renew, terminate or materially amend any material Insurance Policies without obtaining continuous and comparable substitute coverage;

(xxii) (1) extend, amend, condition, restrict, waive, cancel, abandon, modify or otherwise alter any rights in or to any Company Intellectual Property in a manner that is materially adverse to the Company or any Company Subsidiary or (2) fail to diligently prosecute any material Patent application or to maintain any issued Patent, in either case, owned by the Company or any Company Subsidiary or fail to diligently prosecute or maintain any Exclusively Licensed Intellectual Property as to which the Company or any Company Subsidiary controls the prosecution or maintenance thereof, as applicable, in the case of (2), other than in the ordinary course of business or in the Company’s exercise of good faith business judgment, consistent with past practice;

(xxiii) (1) abandon, withdraw, cancel, fail to renew or permit to lapse (A) any material Owned Company Intellectual Property or (B) any material Non-Owned Company Intellectual Property that is exclusively licensed to the Company to the extent that the Company has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the

Company, (2) fail to renew (to the extent renewable at the option of the Company) or terminate any Material Contract under which material Company Intellectual Property is licensed to the Company, or (3) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secret of the Company that is included in the Company Intellectual Property in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or in connection with any required regulatory filing;

(xxiv) (1) commence any clinical study of which Parent has not been informed prior to the date of this Agreement, (2) unless mandated by any Governmental Authority, discontinue, terminate or suspend any ongoing clinical study or (3) except as required by applicable Law, as determined in good faith by the Company, discontinue, terminate or suspend any ongoing IND-enabling preclinical study, in each case (2)-(3), without first consulting Parent in good faith; or

(xxv) agree, resolve or commit to do any of the foregoing.

SECTION 7.2. Employee Matters.

(a) Until the first anniversary of the Closing Date, Parent agrees to provide employees of the Company and the Company Subsidiaries immediately prior to the Effective Time who are located in the United States and retained by Parent or any of its Affiliates (the “Continuing Employees”) with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) a target cash incentive opportunity that is no less favorable than the target cash incentive opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, and (iii) other employee benefits (excluding equity plans or cash compensation granted in lieu of equity compensation) that are at least substantially equivalent, in the aggregate, to those provided to such employees immediately prior to the Effective Time. Notwithstanding the foregoing, from and after the Effective Time until the first anniversary of the Closing Date, Parent shall, and shall cause the Surviving Corporation to, honor and maintain the Company Employee Benefit Plans set forth in Section 7.2 of the Company Disclosure Letter in accordance with their terms as in effect as of the date hereof.

(b) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, give each Continuing Employee full credit for prior service with the Company and the Company Subsidiaries for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for benefit of accrual purposes, except for vacation and severance, as applicable); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time. In no event shall anything contained in this Section 7.2(b) result in any duplication of benefits for the same period of service. In addition, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts, to (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or any Company Subsidiary applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) Parent or its Affiliates may revise, amend or terminate any Company Employee Benefit Plan or any other employee benefit plan, program or policy in effect from time to time in accordance with the terms of such plan, program or policy and any requirements of applicable Law; provided that this Section 7.2(c)(ii) shall not limit the obligations of Parent pursuant to Section 7.2(a) and Section 7.2(b), and (iii) nothing in this Agreement shall be construed as an amendment of any Company Employee Benefit Plan.

(d) The provisions in this Section 7.2 shall in no event apply to any employee of the Company or any Company Subsidiary whose employment has been terminated prior to the date of this Agreement and who is later employed by Parent, the Surviving Corporation or any of their respective Subsidiaries.

(e) The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the Transactions.

(f) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent or the Surviving Corporation, as they may be amended from time to time.

(g) Prior to the Effective Time, the Company shall take all actions necessary to terminate each Stock Plan and the Company’s 401(k) plan, if requested by Parent at least 10 days prior to the Closing Date, such terminations to be effective no later than the day immediately prior to the Closing Date, in each case, in accordance with terms of such plan and applicable Law. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.2(g) shall be subject to Parent’s prior review and approval.

(h) The parties shall cooperate with respect to the preparation of all formal written communications to the officers or employees of the Company and the Company Subsidiaries pertaining to compensation or benefit matters that are affected by this Agreement. The Company shall provide Parent with a copy of all such intended communications, and Parent shall have a reasonable period of time (which need not exceed 48 hours if the Company believes in good faith that such communication should be disseminated promptly) to review and comment on each such communication (such review and comments not to be unreasonably withheld or delayed), unless such communications are materially consistent with prior formal communications previously reviewed and approved by Parent. Any group oral presentations with respect to the above shall be materially consistent with such formal written communications.

SECTION 7.3. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any Company Subsidiary or Merger Sub, any other actions and things necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 7.4. Public Statements. So long as this Agreement is in effect, Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Representatives to, issue any press release or make any public statement with respect to the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by applicable Law or any requirements of NASDAQ or the Tokyo Stock Exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance, (b) with respect to any press release or other public statement by the Company expressly permitted by Section 7.8, (c) with respect to any press releases or other public statements by Parent or Merger Sub in response to any public announcement permitted by clause (b) hereof, or (d) each party may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 7.4. Each of the parties hereto agrees that, promptly following execution of this Agreement, (i) the Company and Parent shall issue an initial joint press release with respect to the Transactions, in a form mutually agreed to by the Company and Parent, (ii) the Company shall (1) file a current report on Form 8-K with the SEC attaching such initial press release and copy of this Agreement as exhibits and (2) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching such initial press release and (iii) Parent and Merger Sub shall file a pre-commencement communication on Schedule TO with the SEC attaching such initial press release.

SECTION 7.5. Standard of Efforts.

(a) Subject to the terms and conditions provided herein, each party agrees to use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or third party all documentation to effect all necessary notices, reports and other filings and (ii) obtaining as promptly as practicable and maintaining all Authorizations necessary or advisable to be obtained from any Governmental Authority or third party in order to consummate the Transactions; provided that in no event shall Parent or Merger Sub be obligated to, and none of Company or any Company Subsidiary shall, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain the Authorizations contemplated by clause (ii). The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Authorizations and (1) the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company and the Company Subsidiaries, (2) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub, and (3) each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case, which appear in any material filing made in connection with the Transactions. Each of Parent and the Company shall not, and shall not permit their respective Subsidiaries to, enter into any definitive agreement to acquire or consummate any transaction acquiring any ownership interest or assets of any Person, the effect of which would reasonably be expected to materially impair, materially delay or prevent any required approvals, or expiration of the waiting period, under the HSR Act, or require any approvals or filings under any other applicable Antitrust Law.

(b) In furtherance of, and not in limitation of the foregoing, each of the Company and Parent (and their respective controlled Affiliates, if applicable) shall: (i) as promptly as practicable, and in any event within 10 Business Days (or such other time as mutually agreed by the parties) after the date hereof, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the Transactions, (ii) as promptly as practicable after the date hereof, make appropriate filings pursuant to any other applicable Antitrust Law with respect to the Transactions, (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain any required authorizations under such Antitrust Laws as soon as practicable, and (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions.

(c) Each party will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry with respect to the Transactions, (ii) promptly notify the other party of any communication received from, or given to, any Governmental Authority or third party with respect to the Transactions and keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, or other communication, (iii) subject to applicable Law, and to the extent practicable, permit the other party to review in advance any proposed communication by it to any Governmental Authority or third party with respect to the Transactions, and incorporate the other party’s reasonable comments, (iv) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, (v) pull and re-file any notice under the HSR Act only if the other party consents (which consent shall not be unreasonably withheld), and (vi) furnish the other party with non-confidential copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement or the Transactions. At Parent’s request, the Company shall give (or shall cause the applicable Company Subsidiary to give) any notices to third parties, and use, and cause the Company Subsidiaries to use, their reasonable best efforts to obtain any third party consents, approvals or waivers required to be obtained under any Material Contracts or other Contracts in connection with consummation of the Transactions; provided that none of the Company or any Company Subsidiary shall, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain any such consent. The Company shall coordinate and cooperate with Parent in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers.

(d) Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 7.5 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 7.5 and (ii) in no event shall Parent or Merger Sub be required to offer, accept or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept or agree to (1) divest, dispose of or hold separate, or cause any Company Subsidiary to dispose of or hold separate, any portion of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries), (2) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own its assets, (3) restrict, prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates in any part of the world, (4) cause Parent or any of its Subsidiaries to divest any shares of Company Common Stock, or (5) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the Stockholders; provided, however that Parent and Merger Sub shall take the actions in the foregoing clauses (1), (2), (3), (4) or (5) with respect to the Company (including, after the Effective Time, the Surviving Corporation) if such action (A) is necessary to obtain required clearances or waiting period expirations or terminations as may be required under the HSR Act by or before the Outside Date and (B) would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the benefits to be derived by Parent and its Subsidiaries as a result of the Transactions. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in any litigation brought by any Governmental Authority seeking any action Parent and Merger Sub are not required to take pursuant to this Section 7.5(d) or to enjoin, make illegal or otherwise prohibit consummation of the Offer Closing or the Merger.

SECTION 7.6. Notification of Certain Matters; Other Actions.

(a) During the Pre-Closing Period, each of the Company, on the one hand, Parent and Merger Sub, on the other hand, shall give prompt notice to the other of (i) any Proceedings commenced or, to such party’s knowledge, threatened by or against, relating to or involving or otherwise affecting the Company or any Company Subsidiary or Parent or any of its Subsidiaries, as the case may be, (1) that, if pending on the date hereof, would have been required to have been disclosed pursuant to any Section of this Agreement or (2) that relate to this Agreement or the consummation of the Transactions; (ii) any inaccuracy in any material respect of any representation or warranty contained in this Agreement at any time prior to the Closing, in the case of each of clause (i) or (ii) as a result of which the Offer Condition set forth in clause (c)(iii) of Annex I would not be satisfied; provided that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or constitute an admission that the subject of such notification constitutes such an inaccuracy; provided, further, that the unintentional failure to give such notice shall not be treated as a breach of a covenant but shall be treated as a breach of the underlying representation or warranty; (iii) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer not to be satisfied; and (iv) the occurrence or existence of any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or the occurrence or existence of any event, fact, circumstance or development which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided that the delivery of notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the parties.

(b) During the Pre-Closing Period, the Company shall use reasonable best efforts to, as and to the extent requested by Parent (i) make available to Parent any Patent application, filing or other material written communication that the Company or any Company Subsidiary proposes to file with or send to any Patent office and receive and consider in good faith such comments as Parent may timely provide to the Company in respect of any such Patent application, filing or other material communication, (ii) make available to Parent material communications received from any Patent office, including Patent applications owned by the Company or any Company Subsidiaries, and related filing receipts, office actions, responses or amendments, and notices of allowance; and (iii) keep Parent reasonably informed on reasonably prompt basis in respect of its actions in respect of the filing, prosecution and maintenance of the Company’s and the Company Subsidiaries’ Patents. The Company shall provide the proposed Patent applications, filings, and other material communications contemplated by clause (i) of the preceding sentence to Parent sufficiently in advance of their filing or dispatch to a Patent office to afford Parent a reasonable opportunity to review and comment thereon.

(c) During the Pre-Closing Period, subject to applicable Law, the Company shall (i) give Parent prompt notice in the event that FDA inspects the Company or any Company Subsidiary or the Company or any Company Subsidiary otherwise receives notice of any planned inspection and give Parent the right (to the extent permitted by applicable Law) to participate in any such inspection; (ii) use reasonable best efforts to provide Parent with advance notice of any planned meetings or conference calls the Company or any Company Subsidiary has with (1) the

FDA or its advisory committees, the EMA or its advisory committees, or any other similar Governmental Authority and (2) subject to the receipt of any prior consent of the Collaboration Partners required under any applicable Contract, any joint development or executive committee of the Company’s or any Company Subsidiary’s and their respective Collaboration Partners’ Representatives that has been established pursuant to any Contract with such Collaboration Partners with respect to the development, marketing, distribution, manufacturing, labeling, commercialization and sales of Company Products pursuant to such Contract; and (iii) consider in good faith any comments or other input timely provided by Parent in respect of the foregoing. The Company will use reasonable best efforts to (A) promptly notify Parent of any material notice or other material communication to the Company or any Company Subsidiary from the FDA or its advisory committees, the EMA or its advisory committees, or any other similar Governmental Authority and, subject to applicable Law, permit Parent to review in advance any proposed written communication to such Governmental Authority, (B) furnish Parent with copies of all non-confidential material correspondence, filings and written communications between the Company, the Company Subsidiaries and their respective Representatives on one hand, and any such Governmental Authority or its staff on the other hand and (C) provide advance notice to Parent prior to making any significant submission to FDA, EMA or any similar Governmental Authority relating to any Company Product or otherwise to the Company’s or any Company Subsidiary’s business including any New Drug Application (NDA) or Biologics License Application (BLA), or supplement or amendment thereto, response to any Warning Letter, untitled letter, or observation on FDA Form 483, and shall consider in good faith any comments or other input timely provided by Parent with respect to any such submission prior to its submission to such Governmental Authority.

SECTION 7.7. Access to Information; Confidentiality.

(a) During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours of the Company to its officers, employees, agents, properties, facilities, books, records, Contracts and other assets, and shall promptly furnish to Parent, Merger Sub and their respective Representatives copies of all existing financial, operating and other data and information as such Persons may from time to time reasonably request; provided that any such access (including to employees) shall be conducted at Parent’s expense, at a reasonable time, under the supervision of the Company’s President and Chief Operating Officer or other Person designated by the Company, and in such a manner as to not to interfere unreasonably with the normal operation of the business of the Company. All requests for information and access (including to employees) made pursuant to this Section 7.7(a) shall be directed to the Company’s President and Chief Operating Officer or other Person designated by the Company. The Company shall instruct its Representatives to cooperate with Parent and Merger Sub in their investigation of the Company and the Company Subsidiaries. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Nothing herein shall require the Company or any Company Subsidiary to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney client or other legal privilege (provided that the Company will nonetheless provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including any confidentiality agreement to which the Company or any Company Subsidiary is a party (provided that the Company shall use its commercially reasonable efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure). The Company and Parent will each use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. In addition, nothing in this Section 7.7 shall require the Company or any Company Subsidiary to disclose any information to Parent hereunder if such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (i) the transactions contemplated by this Agreement or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any other Person, (ii) any Acquisition Proposal or (iii) any Intervening Event.

(c) The information disclosed pursuant to this Section 7.7 shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 7.8. No Solicitation.

(a) At all times during the Pre-Closing Period, the Company shall not, shall cause the Company Subsidiaries not to, and shall not authorize or knowingly permit its and the Company Subsidiaries’ respective Representatives to, directly or indirectly (other than with respect to Parent or Merger Sub): (i) solicit, initiate, propose or knowingly encourage any inquiries or the submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; (ii) except as otherwise expressly permitted by this Section 7.8(a), enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Third Party any information or data relating to, afford access to the business, properties, assets, books or records of the Company and the Company Subsidiaries in connection with, or otherwise cooperate with any Person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than, solely in response to an inquiry that did not result from or arise in connection with a breach of this Section 7.8(a), to refer the inquiring person to this Section 7.8 and to limit its communication exclusively to such referral); (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract); (iv) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions; or that would otherwise materially impede the ability of Parent and Merger Sub to consummate the Offer Closing and the Merger or (v) resolve, propose or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, if in response to a bona fide written Acquisition Proposal made by a Third Party after the date hereof (x) not resulting from a breach and (y) in circumstances not involving a material breach of this Section 7.8, the Company Board or a committee thereof determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company may, at any time prior to the Offer Closing (but in no event after such time), enter into an Acceptable Confidentiality Agreement with such Third Party making such an Acquisition Proposal and thereafter (1) furnish information and data with respect to the Company and the Company Subsidiaries and afford access to the business, personnel, properties, assets, books and records of the Company and the Company Subsidiaries to, and (2) enter into, maintain and participate in discussions or negotiations with, the Third Party making such Acquisition Proposal and its Representatives; provided, that the Company will concurrently provide to Parent any information and data concerning the Company or any Company Subsidiary or access provided to such Third Party which was not previously made available to Parent. The Company shall ensure that its Representatives are aware of the provisions of this Section 7.8(a). Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 7.8 by the Company; provided, that solely for purposes of this sentence only, except as otherwise set forth on Section 7.8 of the Company Disclosure Letter, “Representative” shall not include any employee of the Company or any Company Subsidiary who is below the level of senior director (as indicated on the Company’s employee census set forth in Section 5.12(b) of the Company Disclosure Letter) or any outside consultant of the Company or any Company Subsidiary, in each case, who is not acting at the direction or permission of the Company or any Representative who is aware of the provisions of this Section 7.8 (such employees and contractors that are not included, the “Specified Persons”). The Company shall not terminate, waive, amend, release or modify any material provision of any Acceptable Confidentiality Agreement.

(b) In addition to the other obligations of the Company set forth in this Section 7.8, the Company shall as promptly as practicable, and in any event no later than the earlier of 48 hours or one Business Day after receipt thereof, notify Parent in writing of any Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, a summary of the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer) and (ii) the identity of the Third Party making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of any proposed letter of intent, definitive agreement or similar documents relating to such Acquisition Proposal, or drafts thereof, containing any such material terms and conditions that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives).

(c) Except as expressly permitted by Section 7.8(d), neither the Company Board nor any committee thereof shall (i) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify (or publicly propose or resolve to withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (ii) adopt, approve, recommend, submit to the Stockholders or declare advisable or make any recommendation other than a rejection of (or publicly propose to adopt, approve, recommend, submit to the Stockholders or declare advisable, or make any recommendation other than a rejection of), any Acquisition Proposal or (iii) take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person (other than Parent or its Subsidiaries) from any Takeover Provision (any action described in this Section 7.8(c) being referred to as a “Company Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time during the Pre-Closing Period, the Company Board may effect a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement, in each case if, and only if, (i) the Company has complied with this Section 7.8 with respect to such Company Adverse Recommendation Change or Specified Agreement or any Acquisition Proposal relating thereto, (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law, (iii) the Company has given Parent written notice of the Company Board’s intention to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement not earlier than 11:59 p.m. Tokyo time on the fifth Business Day in Japan after Parent receives such written notice (a “Change of Recommendation Notice”), (iv) if not in connection with an Intervening Event pursuant to Section 7.8(e), the decision to make a Company Adverse Recommendation Change shall be in connection with an Acquisition Proposal or with the Company’s intent to terminate this Agreement to enter into a Specified Agreement, and the Company shall have complied with clauses (1) through (5), as follows: (1) prior to giving effect to clauses (2) through (5), the Company Board shall have determined that such Acquisition Proposal is a Superior Proposal, (2) the Company shall have made available to Parent in writing the material terms and conditions of such Acquisition Proposal and a copy of any proposed letter of intent, definitive agreement or similar documents containing such material terms and conditions, (3) the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, during the five-Business Day period provided in the foregoing clause (iii) of this Section 7.8(d) with respect to such proposed revisions to this Agreement or other proposals made by Parent, if any, so that the Acquisition Proposal would no longer constitute a Superior Proposal, (4) after considering the results of negotiations with Parent and taking into account the proposals that Parent has committed to in writing that are irrevocable until at least six hours after the expiration of the five-Business Day period provided in the foregoing clause (iii) of this Section 7.8(d), if any, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be inconsistent with the fiduciary duties of the

Company Board under applicable Law and (5) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 9.1(d)(i). For clarity, the provisions of this Section 7.8(d) shall also apply to any material amendment to any Acquisition Proposal (except that any reference to five Business Days shall instead be three Business Days) or any successive Acquisition Proposals.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time during the Pre-Closing Period, the Company Board may make a Company Adverse Recommendation Change with respect to an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (ii) Parent shall have received from the Company written notice not later than 11:59 p.m. Tokyo time on the fifth Business Day prior to the making of any Company Adverse Recommendation Change, describing the Intervening Event in reasonable detail; (iii) during the five-Business Day period provided in the foregoing clause (ii), the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the requirement to make a Company Adverse Recommendation Change; and (iv) after considering the results of negotiations with Parent and taking into account the proposals that Parent has committed to in writing that are irrevocable until at least six hours after the expiration of the five-Business Day period provided in the foregoing clause (ii), if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(f) Nothing in this Section 7.8, or in Section 7.4, shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any disclosure to the Stockholders, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such position or make such disclosure would be inconsistent with its fiduciary duties under applicable Law or any disclosure requirement under applicable Law or (iii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 7.8(f) shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent permitted by Section 7.8(c) or Section 7.8(d) (it being understood that, without limitation, (x) any “stop, look and listen” letter or similar communication pursuant to Rule 14d-9(f) under the Exchange Act and (y) any disclosure of information to the Company’s stockholders that describes the Company’s receipt of an Acquisition Proposal, and the provisions of this Agreement that apply thereto and contains a statement that expressly reaffirms the Company Board has not effected a Company Adverse Recommendation Change, shall be deemed to not be a Company Adverse Recommendation Change).

(g) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective Representatives to, (i) immediately cease and cause to be terminated any existing solicitations, encouragements, facilitations, discussions or negotiations with any Third Party conducted heretofore by the Company, any Company Subsidiary or their respective Representatives with respect to an Acquisition Proposal, (ii) promptly (but in no event later than one Business Day following the execution of this Agreement) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal, and (iii) promptly (but in no event later than two Business Days following the execution of this Agreement) request the return from all such Persons, or the destruction by such Persons, of all copies of confidential information previously provided to such Persons by or on behalf of the Company, any Company Subsidiary or on their behalf by their respective Representatives during the 18-month period preceding the date of this Agreement in connection with discussions of a possible Acquisition Proposal (disregarding, for this purpose, clause (iii) of the definition thereof).

SECTION 7.9. Indemnification and Insurance.

(a) After the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, fulfill and honor all rights and obligations to indemnification by the Company (including advancement of expenses) now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof including as set forth on Section 7.9 of the Company Disclosure Letter, accurate and complete copies of which have been made available to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms.

(b) After the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities, costs, fees, expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided, that the Indemnified Party shall have made an undertaking to repay such amounts advanced if, and only if and to the extent that, it shall ultimately be determined that such Indemnified Party was not entitled to indemnification under the agreements set forth on Section 7.9 of the Company Disclosure Letter, the Company Charter Documents and the DGCL), Judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) in connection with or arising in whole or in part out of actions, omissions, suits or other proceedings (whether civil or criminal, and including any proceeding before any administrative or legislative body) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including, without limitation, as a witness) (an “Indemnified Proceeding”) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or otherwise in connection with any action taken or not taken at the request of the Company, whether or not the Indemnified Party continues in such position at the time such Indemnified Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights under this Section 7.9. The Surviving Corporation’s obligations under Section 7.9(a) and this Section 7.9(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.9(c), the Surviving Corporation shall not be obligated to pay an amount per year (the “Maximum Amount”) in excess of 250% of the annual premium the Company paid in its most recent renewal prior to the date of this Agreement and if such premiums for such insurance would at any time exceed the Maximum Amount, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Maximum Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed the Maximum Amount. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(d) The provisions of this Section 7.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.9 shall survive the Offer Closing and the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9, each of whom may enforce the provisions of this Section 7.9).

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.9.

SECTION 7.10. Section 16 Matters. Prior to the Effective Time, the Company and the Company Board shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each Company director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.11. Transaction Litigation. The Company shall promptly advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 7.11, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but in each case of clauses (i) and (ii) only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its affiliates and contains a full and unconditional release of and covenant not to sue all parties and their Representatives.

SECTION 7.12. Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting, and in any event no more than 10 days after the Closing Date. The Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Effective Time.

SECTION 7.13. Takeover Provisions. If any Takeover Provision becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Provision inapplicable to the foregoing.

SECTION 7.14. Obligations of Merger Sub. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions.

SECTION 7.15. Rule 14d-10 Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take such steps as may be required to approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (a) each Stock Plan, (b) the treatment of Company Stock Options and Company RSUs in accordance with the terms set forth in this Agreement, the applicable Stock Plan and any applicable Company Employee Benefit Plans and (c) each other Company Employee Benefit Plan that provides compensation or benefits in connection with the Transactions, for purposes of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

SECTION 7.16. Tax Matters.

(a) Prior to the Acceptance Time, the Company shall deliver to Parent (i) a statement, in form and substance satisfactory to Parent, certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code, which statement shall satisfy the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), together with (ii) a notice prepared and executed in accordance with Treasury Regulations Section 1.897-2(h) to be mailed by Parent (with a copy of the statement described in clause (i)) to the IRS in accordance with Treasury Regulation Section 1.897-2(h); provided, however, that Parent’s only recourse for the Company’s failure to provide such certificate and notice or any defect in such certificate and notice shall be the ability to withhold Tax from the Merger Consideration as required by applicable Law.

(b) The Company shall cause any material Tax Sharing Agreement to which the Company or any Company Subsidiary is party (other than any Tax Sharing Agreement to which only the Company and Company Subsidiaries are party) to be terminated with respect to the Company and any applicable Company Subsidiary on or prior to the Closing Date.

ARTICLE 8

CONDITIONS

SECTION 8.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Purchase of Company Common Stock in the Offer. Merger Sub shall have accepted for payment all Tendered Shares.

(b) No Injunctions or Restraints. No Judgment preventing the consummation of the Merger shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8.2. Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any Offer Condition or any condition set forth in Section 8.1 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform, in all material respects, any of its material obligations under this Agreement.

ARTICLE 9

TERMINATION

SECTION 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent by written notice to the other, if:

(i) the Acceptance Time shall not have occurred on or prior to June 2, 2020 (as such date may be extended pursuant to this Section 9.1(b)(i), the “Outside Date”); provided that the Company or Parent may extend the Outside Date to September 2, 2020 upon written notice to the other party no earlier than the fifth Business Day prior to the initial Outside Date and no later than the initial Outside Date if (1) the Offer Condition set forth in paragraph (b) of Annex I shall not have been satisfied as of the initial Outside Date and (2) the Offer Conditions set forth in paragraphs (c)(iii), (c)(iv) and (c)(v) shall have been satisfied as of the initial Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure in any material respect to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Acceptance Time to have occurred on or prior to the Outside Date;

(ii) any final, non-appealable Judgment preventing the consummation of the Offer or the Merger shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect or there shall be any Law enacted or deemed applicable to the Offer or the Merger that makes consummation of the Offer or the Merger illegal; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party if the issuance of such Judgment was primarily caused by or the result of the failure of such party to perform in any material respect any of its obligations under this Agreement;

(iii) if the Offer shall have expired (and not been extended) without the acceptance for payment of shares of Company Common Stock pursuant to the Offer; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if a breach in any material respect by such party of any provision of this Agreement shall have primarily caused the failure of the acceptance for payment of the shares of Company Common Stock pursuant to the Offer;

(c) by Parent by written notice to the Company, if:

(i) (1) a Company Adverse Recommendation Change shall have occurred, (2) at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm the Company Recommendation as promptly as practicable (but in any event within five Business Days (or, if the Outside Date is fewer than five Business Days after the Company’s receipt of such request, by the close of business on the Business Day immediately preceding the Outside Date)) after receipt of any written request to do so by Parent (provided that Parent is only allowed to make two such reaffirmation requests with respect to each such public announcement prior to the Acceptance Time, and other than in connection with the commencement of a tender offer or exchange offer) or (3) a tender offer or exchange offer subject to Regulation 14D under the Exchange Act relating to the Company Common Stock shall have been commenced by a Third Party and the Company shall not have sent to the Stockholders pursuant to Rule 14e-2 under the Exchange Act, within five Business Days after the commencement of such tender offer or exchange offer, a statement on Schedule 14D-9 reaffirming the Company Recommendation and recommending that the Stockholders reject such tender or exchange offer;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the Offer Conditions set forth in paragraph (c)(iii) or paragraph (c)(iv) of Annex I (other than in the case of a breach of the covenants or agreements set forth in Section 7.8), as applicable, not to be satisfied; provided that, for purposes of this Section 9.1(c)(ii), if such a breach is curable by the Company within the earlier of the Outside Date and 20 Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use its reasonable best efforts to cure such breach, then Parent may not terminate this Agreement under this Section 9.1(c)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided, further, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 9.1(d)(ii); or

(iii) the Company shall have Willfully Breached its obligations under Section 7.8;

(d) by the Company by written notice to Parent;

(i) in order to accept a Superior Proposal and enter into the Specified Agreement relating to such Superior Proposal, if (1) such Superior Proposal shall not have resulted from any breach of Section 7.8 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, (2) the Company Board, after satisfying all of the requirements set forth in Section 7.8(d), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) and (3) the Company shall have paid the Termination Fee concurrently, and have entered into the Specified Agreement concurrently with, the termination of this Agreement pursuant to this Section 9.1(d)(i);

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach or failure to perform has had, or would reasonably be expected to have, a Parent Material Adverse Effect; provided that, for purposes of this Section 9.1(d)(ii), if such a breach is curable by Parent within the earlier of the Outside Date and 20 Business Days of the date the Company gives Parent notice of such breach and Parent is continuing to use its reasonable best efforts to cure such breach, then the Company may not terminate this Agreement under this Section 9.1(d)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 9.1(c)(ii); or

(iii) if Merger Sub fails to commence the Offer in accordance with Section 2.1(a) or if the Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement and, in each case, such failure remains uncured at the expiration of five Business Days after the date the Company gives Parent notice of such failure; provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(iii) shall not be available to the Company if the Company’s breach of its obligations under Section 2.2 is the primary cause of, or resulted in, Merger Sub’s failure to commence the Offer in accordance with the terms of this Agreement.

Any written notice of termination pursuant to this Section 9.1 shall specify the provision of this Section 9.1 pursuant to which such termination is being effected.

SECTION 9.2. Effect of Termination. If terminated pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder or Representative of such party) to each other party hereto; provided that the provisions of this Section 9.2, Section 7.7(c), Section 9.3 and Article 10 shall survive any termination hereof pursuant to Section 9.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of any fraud or Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith. For purposes of this Agreement, “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement; provided that (1) for purposes of this “Willful Breach” definition, all Representatives (excluding Specified Persons) shall be deemed to have been made aware of the requirements of Section 7.8(a) and (2) the failure of Parent or Merger Sub to accept for payment and pay for the Tendered Shares promptly following the Expiration Date after all Offer Conditions have been satisfied or waived in accordance with the terms of this Agreement shall constitute a Willful Breach by Parent and Merger Sub, and Parent shall be liable to the Company for such Willful Breach as provided herein notwithstanding any termination of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

SECTION 9.3. Termination Fee and Expenses.

(a) Except as otherwise set forth in this Section 9.3, all costs and Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or Expenses, whether or not the Transactions are consummated; provided that Parent shall pay all filing fees payable pursuant to the HSR Act or any other Antitrust Laws.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii);

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(d)(i); or

(iii) (1) this Agreement is terminated by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i) (solely if, at the final expiration date of the Offer, the conditions set forth in clauses (b) and (c)(i) of Annex I shall have been satisfied; provided that if the Company’s breach of its obligations under this Agreement is the principal cause of the failure of the foregoing conditions to be satisfied, such conditions will deemed to have been satisfied for the purposes of this Section 9.3(b)(iii)(1)), Section 9.1(b)(iii) (solely if, at the final expiration date of the Offer, the conditions set forth in clauses (b) and (c)(i) of Annex I shall have been satisfied; provided that if the Company’s breach of its obligations under this Agreement is the principal cause of the failure of the foregoing conditions to be satisfied, such conditions will deemed to have been satisfied for the purposes of this Section 9.3(b)(iii)(1)) or Section 9.1(c)(ii) as a result of a breach of a covenant in this Agreement by the Company, (2) after the date of this Agreement an Acquisition Proposal shall have been made to the Company or shall have been publicly made directly to the Stockholders, in each case, not withdrawn prior to the date of termination of this Agreement pursuant to Section 9.1, and (3) the Company or any Company Subsidiary (A) consummates an Acquisition Proposal within 12 months after such termination or (B) the Company or any Company Subsidiary enters into a definitive agreement to effect an Acquisition Proposal within 12 months after such termination that (x) is subsequently consummated (regardless of the timing of such consummation) or (y) was proposed or publicly announced prior to the termination of this Agreement, in each case in this Section 9.3(b)(iii), replacing “15%” in the definition of Acquisition Proposal with “50%”;

(iv) then, in any such event under clause (i), (ii) or (iii) of this Section 9.3(b), the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable termination fee of $104,100,000.00 (the “Termination Fee”). Any payment of the Termination Fee required to be made pursuant to: (1) Section 9.3(b)(i) shall be made to Parent within one Business Day after termination of this Agreement by Parent or the Company as set forth in Section 9.3(b)(i); (2) Section 9.3(b)(ii) shall be made to Parent immediately prior to and as a condition to such termination of this Agreement by the Company as set forth in Section 9.3(b)(ii); and (3) Section 9.3(b)(iii) shall be made to Parent concurrently with the occurrence of the applicable event described in clause (3) of Section 9.3(b)(iii). All payments under this Section 9.3(b) shall be made by wire transfer of immediately available funds to an account to be designated by Parent. In the event that Parent receives full payment pursuant to this Section 9.3(b), then, receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. For the avoidance of doubt, any payment made by the Company under this Section 9.3(b) shall be payable only once with respect to this Section 9.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) The Company and Parent acknowledge that the agreements contained in Section 9.3(b) are an integral part of the Transactions, and that, without those agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to make payment of any amount payable under Section 9.3(b) within the applicable time period specified in Section 9.3(b), as the case may be, and Parent commences a Proceeding to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to Section 9.3(b), with such interest to accrue beginning on the date such amount first was payable pursuant to Section 9.3(b), to the date of payment.

ARTICLE 10

GENERAL PROVISIONS

SECTION 10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) three Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission, if sent by email transmission prior to 6:00 p.m., local time on a Business Day, in the place of receipt and receipt is confirmed or (e) on the next Business Day following transmission, if sent by facsimile or email transmission after 6:00 p.m., local time or on a day that is not a Business Day, in the place of receipt and receipt is confirmed; provided that the notice or other communication is sent to the address or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties):

(a) if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Astellas Pharma Inc.
2-5-1, Nihonbashi Honcho, Chuo-ku
Tokyo 103-8411, Japan
Attention:	General Counsel
Email:	linda.friedman@astellas.com

with a copy to (which shall not constitute notice):

Asilomar Acquisition Corp.
c/o Astellas US LLC
1 Astellas Way
Northbrook, IL 60062
Attention:	Assistant Secretary
Email:	brian.taylor@astellas.com

with a copy to (which shall not constitute notice):

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
Attention:	Catherine J. Dargan
Denny Kwon
Email:	cdargan@cov.com
dkwon@cov.com

(b) if to the Company (prior to the Effective Time):

Audentes Therapeutics, Inc.
600 California Street, 17th Floor
San Francisco, CA
Attention:	President and Chief Operating Officer;
Senior Vice President and General Counsel
Email:	nholles@audentestx.com; mmeltz@audentestx.com

with a copy to (which shall not constitute notice):

Fenwick & West LLP
555 California Street
San Francisco, CA 94104
Attention:	Effie Toshav
Douglas N. Cogen
David K. Michaels
Email:	etoshav@fenwick.com
dcogen@fenwick.com
dmichaels@fenwick.com

SECTION 10.2. Amendments and Waivers.

(a) Subject to Section 7.9(d), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

SECTION 10.3. Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 10.4. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) (the “Delaware Courts”) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

SECTION 10.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

SECTION 10.6. Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 10.7. Assignment; Third Party Beneficiaries.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign, (i) all (but not less than all) of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, provided such Subsidiary of Parent is a Delaware corporation and that such assignment shall not impair, delay or prevent the consummation of the Merger and (ii) after the Effective Time, its rights and obligations under this Agreement, in whole or from time to time in part, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub.

(b) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 7.9 with respect to the Persons referred to therein and (ii) (A) if the Acceptance Time occurs, the right of the Company’s stockholders to receive the Offer Price in accordance with the terms of the Offer Documents and (B) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement, the right of the holders of Company Stock Options and Company RSUs to receive the payments contemplated by Section 4.4 and the rights of participants in the ESPP to receive the applicable treatment pursuant to Section 4.5, in each case which shall inure to the benefit of such Persons or holders, as applicable, benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 10.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.9. Entire Agreement; No Reliance.

(a) This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b) Each party hereto agrees that, except for the representations and warranties contained in Article 5 (as modified by the Company Disclosure Letter), and Article 6 of this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing, including, in the case of the Company, any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the Company Subsidiary or the future business, operations or affairs of the Company or the Company Subsidiary heretofore or hereafter delivered to or made available to Parent, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

SECTION 10.10. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 10.10 prior or as a condition to exercising any termination right under Article 9 (and pursuing damages after such termination).

SECTION 10.11. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be executed as of the date first written above.

AUDENTES THERAPEUTICS, INC.

By:	/s/ Matthew R. Patterson

Name:	Matthew R. Patterson
Title:	Chairman and Chief Executive Officer

ASTELLAS PHARMA INC.

By:	/s/ Kenji Yasukawa

Name:	Kenji Yasukawa
Title:	Representative Director, President and Chief Executive Officer

ASILOMAR ACQUISITION CORP.

By:	/s/ Catherine B. Levitt

Name:	Catherine B. Levitt
Title:	Secretary

[Signature Page to Merger Agreement]

ANNEX I

Offer Conditions

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, in addition to Merger Sub’s right to extend, amend or terminate the Offer in accordance with the provisions of this Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return Tendered Shares promptly after termination or withdrawal of the Offer), pay for any Tendered Shares, if immediately prior to the Expiration Date (as it may have been extended pursuant to Section 2.1(e)):

(a) there shall not have been validly tendered and not validly withdrawn that number of shares of Company Common Stock (excluding shares irrevocably accepted for purchase pursuant to the Offer that have not yet been “received” by the “depository”, as such terms are defined by Section 251(h) of the DGCL) that, when added to the shares of Company Common Stock then owned by Parent and its controlled Affiliates, would represent one share more than one half of all shares of Company Common Stock outstanding at the Expiration Date (such condition in this paragraph (a), the “Minimum Condition”);

(b) any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have been terminated or shall not have expired;

(c) any of the following events, conditions, circumstances, state of facts or developments shall exist or has occurred and be continuing:

(i) any Judgment preventing the consummation of the Offer or the Merger shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect, or there shall be any Law enacted or deemed applicable to the Offer or the Merger that makes consummation of the Offer or the Merger illegal;

(ii) the Company and Parent shall have agreed in writing that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms;

(iii) (1) any of the representations and warranties of the Company set forth in Section 5.1, Section 5.2(f), Section 5.3(a), Section 5.3(b)(i), Section 5.4, Section 5.10, Section 5.13 or Section 5.23 shall not be true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (2) any of the representations and warranties of the Company set forth in Section 5.2(a), (c) or (d) shall not be true and correct in all respects (other than de minimis inaccuracies) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier

I-1

date, in which case as of such earlier date), (3) any of the representations and warranties of the Company set forth in Section 5.7(a) shall not be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) or (4) any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clause (c)(iii)(1), clause (c)(iii)(2) or clause (c)(iii)(3)) shall not be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (c)(iii)(4), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Company Material Adverse Effect;

(iv) the Company shall have failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by it under the Agreement prior to the Expiration Date and such failure remains uncured; or

(v) since the date of the Agreement, there shall have occurred any event, condition, change, occurrence or development of a state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(d) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to the effect that none of the conditions in paragraphs (c)(iii), (c)(iv), and (c)(v) of this Annex I shall have occurred and be continuing.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. All capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement to which this Annex I is attached.

I-2

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation

[see attached]

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

AUDENTES THERAPEUTICS, INC.

Audentes Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 13, 2012.

2.	The Corporation filed its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 25, 2016.

3.

This Second Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”) by action by written consent of the board of directors of the Corporation pursuant to Section 141 of the Delaware General Corporation Law and by action by written consent of the sole stockholder of the Corporation pursuant to Section 228 of the Delaware General Corporation Law.

* * *

ARTICLE I

NAME

The name of the Corporation is Audentes Therapeutics, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is 100 shares, which shall be shares of common stock with a par value of $0.001 per share.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce, or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.

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I, THE UNDERSIGNED, as the [Secretary] of the Corporation do make, file and record this Second Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true and, accordingly, have hereunto set my hand this         day of            , 20    .

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